United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Handy Hardware Wholesale, Inc.
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(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1)    Title of each class of securities to which transaction applies:
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3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for  which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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      2)     Form, Schedule or Registration Statement No.:
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      4)     Date Filed:
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PRELIMINARY COPY

HANDY HARDWARE WHOLESALE, INC.
8300 Tewantin Drive
Houston, Texas 77061

October 24, 2006

Dear Shareholder:

You are cordially invited to attend an annual meeting of the shareholders of Handy Hardware Wholesale, Inc. which will be held at 7 p.m. on Tuesday, October 24, 2006, in the [ ] Ballroom of the Hobby Airport Hilton Hotel, 8181 Airport Blvd., Houston, Texas. Information about the business of the meeting is set forth in the formal meeting notice and Proxy Statement on the following pages.

This meeting is very important, as you will be asked to vote on eight proposals, that, if approved, will change Handy’s capital structure, allowing Handy to operate on a cooperative basis for tax purposes, which will result in the termination of the registration of our stock under the federal securities laws, and which will affect certain of your rights as a shareholder. You will also be asked to vote on the election of directors. The details of this proposed recapitalization transaction and the director election are described in the enclosed proxy statement.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, please vote on the matters to be considered and sign, date and return your proxy in the enclosed envelope by [ ], 2006. You may revoke your proxy at any time prior to its use in the ways explained in the enclosed proxy statement, including by attending the meeting and voting in person.

We appreciate your support.

Sincerely,

Tina S. Kirbie
President

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PRELIMINARY COPY

HANDY HARDWARE WHOLESALE, INC.
8300 Tewantin Drive
Houston, Texas 77061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held October 24, 2006

To the Shareholders of Handy Hardware Wholesale, Inc.:

The annual meeting of shareholders of Handy Hardware Wholesale, Inc. (the “Company”) will be held on October 24, 2006, Houston, Texas, for shareholders to consider and vote upon the following:

GROUP A - Requires Two-Thirds Approval of Each Class of Stock
PROPOSAL 1.	The conversion of each issued share of Preferred Stock into one issued share of Class B Common Stock.
PROPOSAL 2.	The approval of a Plan and Articles of Conversion to convert from a Texas corporation to a Delaware corporation.
PROPOSAL 3.	The approval of a new Delaware Certificate of Incorporation.
PROPOSAL 4.	The authorization of a new class of stock, Class C Common Stock, par value $100 and the increase in authorized shares of Class B Common Stock by 200,000 shares.
PROPOSAL 5.	The prohibition of the payment of dividends on, and the transfer or pledge of shares of all classes of Handy stock.
GROUP B - Requires Majority Approval of Class A Common Stock
PROPOSAL 6.	To operate for tax purposes as a cooperative under Subchapter T of the Internal Revenue Code and distribute patronage rebates.
PROPOSAL 7.	To adopt Second Amended and Restated Bylaws.
MINIMUM STOCK OWNERSHIP PROPOSAL - Requires Majority Approval of Class A Common Stock
PROPOSAL 8.	To increase the minimum required stock ownership level from $10,000 to $20,000.
DIRECTOR PROPOSAL - Requires Majority Approval of Class A Common Stock
PROPOSAL.	To elect four directors of the Company.

Each proposal listed in Groups A and B are cross-conditioned upon all of the other proposals in Groups A and B being approved by the shareholders. If any proposal in Group A or B does not pass, then the recapitalization will fail.

In order to pass, the proposals in Group A require the approval by the holders of two-thirds of the outstanding shares of Handy’s Class A Common Stock, the holders of two-thirds of the outstanding shares of Class B Common Stock and the holders of two-thirds of the outstanding shares of Preferred Stock. Pursuant to Handy’s organizational documents, the holders of Class B Common Stock and Preferred Stock do not normally have voting rights; however, Texas law requires that all classes of stock be entitled to vote on an exchange of shares, an increase in the number of authorized shares of a class of stock, the cancellation of a class of shares or the creation of a new class of shares.

In order to pass, the proposals in Group B, the proposal to increase the minimum stock ownership level and the proposal to elect directors require the approval of the holders of a majority of Handy’s outstanding shares of Class A Common Stock entitled to vote thereon.

ii

Your vote is very important regardless of the number of shares that you own. If you fail to vote your shares, either in person or by proxy, this will have the effect of a vote against the proposals.

The board of directors has fixed the close of business on September 12, 2006, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. All shareholders are cordially invited to attend the meeting.

For your convenience, a return envelope is enclosed, requiring no postage, for use in returning your proxy. You may revoke your proxy at any time prior to its use in the ways explained in the attached proxy statement, including by attending the meeting and voting in person. Your prompt return of the proxy card will ensure a quorum and save the Company the expense of further solicitation.

By Order of the Board of Directors

September 5, 2006	Tina S. Kirbie
Houston, Texas	President and Secretary

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TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING	1

SUMMARY TERM SHEET OF THE RECAPITALIZATION - PROPOSALS 1 - 8	3

Purposes of and Reasons for the Recapitalization	3

Fairness of the Recapitalization to the Shareholders (Members)	3

Effects of the Recapitalization on Handy	4

Effects of the Recapitalization on the Shareholders (Members)	4

Description of the Recapitalization	5

Selected Historical Financial Information	5

Dissenters’ and Appraisal Rights	5

Recommendation of the Board of Directors	6

QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION	7

THE RECAPITALIZATION	8

SPECIAL FACTORS	8

Background of the Company	8

Background and Purposes of the Recapitalization	8

Fairness of the Recapitalization to the Shareholders (Members)	10

Effects of the Recapitalization on Handy	12

Effects of the Recapitalization on the Shareholders (Members)	13

Alternatives Considered	15

Description of the Recapitalization	17

PROPOSAL 1 - The Conversion of Each Issued Share of Preferred Stock into One
Issued Share of Class B Common Stock	19

PROPOSAL 2 - The Approval of a Plan and Articles of Conversion Converting From a
Texas Corporation to a Delaware Corporation	20

PROPOSAL 3 - The Approval of a New Delaware Certificate of Incorporation	22

PROPOSAL 4 - The Increase in Authorized Shares of Class B Common Stock, and the
Authorization of a New Class of Stock, Class C Common Stock, Par Value $100	23

PROPOSAL 5 - The Prohibition of the Payment of Dividends on, and the Transfer or
Pledge of Shares, of all Classes of Handy Stock	24

PROPOSAL 6 - To Operate for tax purposes as a Cooperative Under Subchapter T of the Internal Revenue Code
and Distribute Patronage Rebates	25

PROPOSAL 7 - Approval of Second Amended and Restated Bylaws	27

PROPOSAL 8 - To Increase the Minimum Required Stock Ownership Level from
$10,000 to $20,000	28

Vote Required for Approval of the Recapitalization	29

Conduct of the Business after the Recapitalization	29

Accounting Treatment of the Recapitalization	29

Summary Selected Pro Forma Income Statement Data	30

Ratio of Earnings to Fixed Charges	31

Book Value Per Share	31

Material Federal Income Tax Consequences of the Recapitalization	31

Failure to Effect the Recapitalization	33

Source of Funds and Expenses	33

Dissenters’ and Appraisal Rights Regarding the Recapitalization	33

PROPOSAL TO ELECT FOUR DIRECTORS	36

Nominees for Election	36

Directors and Executive Officers	37

Meetings and Committees of the Board of Directors	38

Security Ownership of Certain Beneficial Owners and Management	42

Compliance with Section 16 of the Exchange Act	42

Certain Relationships and Related Transactions	43

Independent Registered Public Accounting Firm	43

Consideration of Auditor’s Fees and Services	44

ADDITIONAL INFORMATION	44

Schedule 13E-3	44

Securities Transactions	44

Market for Common Stock	45

Dividend Policy	45

Prior Stock Repurchases	45

OTHER BUSINESS	45

WHERE YOU CAN FIND MORE INFORMATION	45

INCORPORATION OF INFORMATION BY REFERENCE	46

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING	46

Appendix A - Plan and Articles of Conversion to Convert from a Texas Corporation to a Delaware Corporation
Appendix B - Certificate of Incorporation
Appendix C - Second Amended and Restated Bylaws
Appendix D - Form of Member Contract
Appendix E - Form of Subscription to Shares Agreement
Appendix F - Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act
Appendix G - Annual Report on Form 10-K/A for the fiscal year ending December 31, 2005
Appendix H - Quarterly Report on Form 10-Q for the quarter ending June 30, 2006

PRELIMINARY COPY

HANDY HARDWARE WHOLESALE, INC.

Proxy Statement
for Annual Meeting of Shareholders

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL INFORMATION

This Proxy Statement, with the enclosed proxy card, is first being mailed to the shareholders of Handy Hardware Wholesale, Inc. (the “Company”, “Handy”, “we” or “us”) on or about September ___, 2006, in connection with the solicitation by the board of directors of the Company of proxies to be used at the annual meeting of shareholders, which will be held at 7 p.m. on ______________, October 24, 2006, or at any adjournment thereof. The accompanying Notice of Annual Meeting of Shareholders sets forth the purposes of the annual meeting. The shares represented by proxies in the form solicited by the board of directors will be voted at the meeting. Where a choice is specified with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with such specification. If no choice is specified, such shares will be voted by the individuals designated on the proxy card in favor of the proposal, and in their discretion on such other matters that may come before the meeting. A shareholder may revoke a proxy at any time before its exercise by executing a subsequent proxy, personally appearing at the meeting and casting a contrary vote or giving notice of revocation to the Secretary of the Company; provided, however, no such revocation shall be effective unless notice of revocation has been received by the Company at or prior to the annual meeting.

RECORD DATE AND VOTING

At the close of business on September 5, 2006 (the “Record Date”) the Company had [ ] shares of Class A Common Stock issued and outstanding, [ ] shares of Class B Common Stock issued and outstanding, and [ ] shares of Preferred Stock issued and outstanding, the holders of which are entitled to one vote per share. For each specific proposal, the presence, in person or by proxy, of a majority of the shares entitled to vote on that proposal is necessary to meet the quorum requirements with respect to that proposal. If the quorum is not met for a specific proposal, the holders of a majority of the shares both eligible to vote on that proposal and that are represented at the meeting may adjourn the meeting until a date and time to be determined by the shareholders, without notice other than an announcement at the meeting.

The record holders of the Company’s Class A Common Stock, $100 par value, Class B Common Stock, $100 par value, and Preferred Stock, $100 par value, are entitled to receive notice of and to vote on the proposals in Group A as part of approval of the recapitalization. Pursuant to Handy’s organizational documents, the holders of Class B Common Stock and Preferred Stock do not normally have voting rights; however, Texas law requires that all classes of stock be entitled to vote on an exchange of shares, an increase in the number of authorized shares of a class of stock, the cancellation of a class of shares or the creation of a new class of shares. The holders of at least two-thirds of the outstanding shares of each class of stock must be cast in favor of the proposals in Group A, in order for the recapitalization to take place.

The record holders of the Company’s Class A Common Stock are entitled to receive notice and to vote for the proposals in Groups B, the increase in the minimum required stock ownership level and the election of directors. Each proposal in Group B, the increase in the minimum required stock ownership level and the election of directors must receive a majority of the votes entitled to vote thereon.

Each proposal listed in Groups A and B are cross-conditioned upon all of the other proposals in Groups A and B being approved by the shareholders. If any proposal in Group A or B does not pass, then the recapitalization will fail.

Abstentions and non-votes will NOT be deemed affirmative votes, and will have the same effect as negative votes on each proposal. Proxies received in response to this solicitation will, in the absence of any contrary specification, be voted in favor of each proposal.

SOLICITATION

This proxy is being solicited by the Company’s board of directors. The cost of soliciting proxies will be borne by the Company. Solicitation of proxies will be primarily by mail and will not be by Internet. Following the original mailing of the proxy soliciting material, regular employees, officers or directors of the Company may also solicit proxies by telephone, facsimile or in person. Handy will file all written soliciting materials, including any scripts that are used in soliciting proxies by personal interview or telephone, under the cover of Schedule 14A.

The principal executive offices of the Company are located at 8300 Tewantin Drive, Houston, Texas 77061, and its telephone number is (713) 644-1495.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FORWARD LOOKING STATEMENTS

Forward looking statements are those statements that describe management’s beliefs and expectations about the future. Such forward-looking statements generally are accompanied by words such as “plan,” “budget,” “estimate,” “expect,” “predict,” “anticipate,” “project,” “should,” “believe,” or other words that convey the uncertainty of future events or outcomes. Such forward-looking information is based upon management’s current plans, expectations, estimates and assumptions and is subject to a number of risks and uncertainties that could significantly affect current plans, anticipated actions, and timing of such actions and the Company’s financial condition and results of operations. As a consequence, actual results may differ materially from expectations, estimates or assumptions expressed in or implied by any forward-looking statements made by or on behalf of the Company.

SUMMARY TERM SHEET OF THE RECAPITALIZATION

PROPOSALS 1 - 8

The following is a summary of the material terms of the recapitalization. In this proxy statement, the implementation of the steps and approval of the three organizational documents in Proposals 1 through 8 below collectively are referred to as the “Recapitalization.” We refer to “member”, “shareholder”, “patron” and “you” synonymously throughout this Proxy Statement and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.

Purposes of and Reasons for the Recapitalization

One of the primary purposes of the Recapitalization is for us to be able to operate for tax purposes on a cooperative basis under Subchapter T of the Internal Revenue Code (the “Code”), which would result in considerable federal income tax savings for us. The other primary purpose of the Recapitalization is that it will allow us to terminate our filings and registration of our stock under the Securities Act of 1933, (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), resulting in substantial current and future cost savings and enabling our management and employees to devote more time and effort to serving the needs of our members and improving our operations.

Please see “SPECIAL FACTORS - Background and Purposes of the Recapitalization” on page 8 for more detailed information.

Fairness of the Recapitalization to the Shareholders (Members)

No independent representative was retained to represent the members in any of the discussions by the board on the terms of the Recapitalization because all of the board members, except for the President of Handy, who does not own any shares, were members and have always been members. For the reasons set out below, the board believes that the transaction is procedurally and substantively fair to our members and believes that the benefits of hiring an independent representative to confirm this fairness would not be justified under the circumstances.

Substantive Fairness

•
If the Recapitalization is approved, we anticipate that we will have substantial cost savings based on the fact that we are no longer a public company. Any cost savings, after the determination of what is necessary for repayment of indebtedness, and creation of working capital and other reserves for the business, will be returned to the members as patronage rebates.

•
The board reviewed the change from distributing a dividend on Preferred Stock to distributing a patronage rebate. Currently, Handy is required to distribute a dividend on the par value of Preferred Stock at a rate of at least 7% to a maximum of 20%. After the Recapitalization, we will be required to distribute a patronage rebate based on our net earnings, if any, to the extent that the net earnings exceed what is reasonably determined to be necessary for repayment of indebtedness, and creation of working capital and other reserves for the business. The board anticipates that the average amount of patronage rebates distributed will be greater than the average amount of preferred dividends paid over the last five years because we will not have to pay tax on the amount of our net earnings distributed as a patronage rebate, with such tax savings being available for distribution as additional patronage rebates to the members.

•	After the Recapitalization, the members, who are the only shareholders of the Company, will own the exact number of shares with the same par value as they owned prior to the Recapitalization.

•
Although members will no longer be allowed to transfer Class B Common Stock to third parties, few have done so, and we will be required to repurchase a member’s shares upon its withdrawal from Handy at a price not to exceed $100 per share. The board felt that this transfer restriction was fair to the shareholders because only 2,102 shares of Class B Common Stock have been transferred since 1982 and all of those shares have either been transferred to another member or to a new member. See “SPECIAL FACTORS - Description of the Recapitalization” on page 17 for more detailed information.

Procedural Fairness

•
The board considered the fact that, under Texas law, the Recapitalization will need to be approved by the holders of two-thirds of the outstanding shares of Handy’s Class A Common Stock, the holders of two-thirds of the outstanding shares of Class B Common Stock and the holders of two-thirds of the outstanding shares of Preferred Stock.

•
The members voting rights will not change if the Recapitalization is approved. Class A Common Stock will be the only class of stock with voting rights. Each member has only ten shares with one vote per share.

•	The members have dissenters’ rights with respect to the Recapitalization under Texas law.

Please see “SPECIAL FACTORS - Fairness of the Recapitalization to the Shareholders (Members)” on page 10 for more detailed information.

Effects of the Recapitalization on Handy

If the Recapitalization is approved:

•      We will remain a corporation but operate for tax purposes on a cooperative basis which means: (i) we will not have the capacity to pay dividends, other than patronage rebates, and (ii) there must be democratic control, meaning that each of the members has one vote per share and each member has the same number of voting shares as all of the other members (10 shares equal to 10 votes).

•      We will be incorporated in the State of Delaware rather than the State of Texas.

•      The termination of our registration will make all of the provisions of the Exchange Act, such as filing periodic reports including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, beneficial ownership reports on Forms 3, 4 and 5 and the requirement of furnishing a proxy in connection with a shareholder meeting no longer applicable to Handy or our shareholders. We will continue to hold an annual shareholders meeting and provide an annual statement that discloses information about the annual meeting including director nominees and other proposed transactions as well as information such as management's discussion and analysis of our financial condition and results of operations. We will also distribute to the members our annual audited financial statements, as well as unaudited financial statements for the six month period ending June 30th.

•      We will deregister our Class A and Class B Common and Preferred Stock under the Exchange Act.

•      We anticipate saving substantial costs as a result of the Recapitalization, including federal income tax savings, attorneys’ fees, accountants’ fees, Securities and Exchange Commission (“SEC”) filing fees, and indirect savings resulting from the reduction in the time that must be devoted to preparing and filing SEC reports.

Please see “SPECIAL FACTORS - Effects of the Recapitalization on Handy” on page 12 for more detailed information.

Effects of the Recapitalization on the Shareholders (Members)

The Recapitalization will have the following effects on our shareholders:

•
We will be prohibited from distributing dividends on all classes of stock under our Certificate of Incorporation and Bylaws and will only distribute patronage rebates based upon a member’s prior fiscal year warehouse purchases. Although we anticipate that the average amount of the patronage rebates that will be distributed will be greater than the average amount of dividends distributed on Preferred Stock in the last five years, members may receive less money back from us in a given year. As described below, the federal income tax treatment of patronage rebates differs from the treatment of dividends distributed on Preferred Stock.

•
Members may receive less information about us due to the termination of filing periodic reports with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and proxy statements. We will continue to hold an annual shareholders meeting and shareholders will still receive our annual audited financial statements as well as unaudited financial statements for the six month period ending June 30th.

•	Members will not be allowed to transfer their shares except to Handy and will be prohibited from pledging their shares.

•	Members will be required to sign a new Member Contract which adds provisions regarding the patronage rebates and tax requirements.

•	Members will be required to sign a new Subscription Agreement which restates a member’s stock purchase requirements and revises transfer restrictions and Handy’s stock repurchase requirements.

•	We will be incorporated in the State of Delaware which has shareholder voting requirements and other general corporate laws that differ from Texas law and which may affect the members.

Please see “SPECIAL FACTORS - Effects of the Recapitalization on the Shareholders (Members)” on page 13 for more detailed information.

Description of the Recapitalization

The Recapitalization consists of the following eight proposals:

PROPOSAL 1.	The conversion of each issued share of Preferred Stock into one issued share of Class B Common Stock.

PROPOSAL 2.	The approval of a Plan and Articles of Conversion to convert from a Texas corporation to a Delaware corporation.

PROPOSAL 3.	The approval of a new Delaware Certificate of Incorporation.

PROPOSAL 4.	The authorization of a new class of stock, Class C Common Stock, par value $100 and the increase in authorized shares of Class B Common Stock by 200,000 shares.

PROPOSAL 5.	The prohibition of the payment of dividends on, and the transfer or pledge of shares of all classes of Handy stock.

PROPOSAL 6.	To operate for tax purposes as a cooperative under Subchapter T of the Internal Revenue Code and distribute patronage rebates.

PROPOSAL 7.	To adopt Second Amended and Restated Bylaws.

PROPOSAL 8.	To increase the minimum required stock ownership level from $10,000 to $20,000.

Please see “SPECIAL FACTORS - Description of the Recapitalization” on page 17 for more detailed information.

Selected Historical Financial Information

Our audited financial statements for the last two fiscal years, and our unaudited balance sheets, comparative year-to-date income statements and related earnings per share data, statements of cash flows and comprehensive income for the six months ended June 30, 2006, are incorporated herein by reference to our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006 and April 28, 2006, respectively, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 as filed with the SEC on August 14, 2006 (all of which reports have previously been delivered to our shareholders). Our summary selection pro forma income statement data, ratio of earnings to fixed charges, and book value per share are included herein.

Please see “SPECIAL FACTORS - Summary Selection Pro Forma Income Statement Date, Ratio of Earnings to Fixed Charges, Book Value Per Share” on page 30 and “INCORPORATION OF INFORMATION BY REFERENCE” on page 46 for more detailed information.

Dissenters’ and Appraisal Rights

Our shareholders may elect to dissent from the Recapitalization and receive the “fair value”, as defined in the Texas Business Corporation Act (“TBCA”), of their shares of Handy Stock in cash by strictly following the procedures and requirements set forth in Articles 5.11, 5.12 and 5.13 of the TBCA. In order to exercise appraisal rights, you must refrain from voting “FOR” the Recapitalization.

Please see “SPECIAL FACTORS - Dissenters’ and Appraisal Rights” on page 33 for more detailed information. We have also attached Articles 5.11, 5.12 and 5.13 of the TBCA as Appendix F to this Proxy Statement.

Recommendation of the Board of Directors

Our board of directors has unanimously approved the Recapitalization and believes that the terms of the proposed Recapitalization are procedurally and substantively fair to our shareholders. No director voiced any dissent or abstained from the vote to approve the Recapitalization. The board unanimously recommends that the shareholders vote “FOR” approval and adoption of Proposals 1 through 8.

QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION

Q:   What am I being asked to vote on?

A:   You are being asked to vote on a Recapitalization that would allow us to remain a corporation but operate on a cooperative basis for federal income tax purposes and terminate our filings and registration of our stock under the Securities Act and the Exchange Act. Operating as a cooperative means that Handy will operate solely for the benefit of its members and will be taxed as a cooperative under Subchapter T of the Code rather than being taxed as a corporation

Q:	Who is entitled to vote?

A:
All holders of the Class A Common Stock, Class B Common Stock and Preferred Stock are entitled to vote on proposals 1 through 5. Only holders of the Class A Common Stock are entitled to vote on proposals 6 through 8. Each share of stock is entitled to one vote.

Q:   What percentage vote is required to approve each proposal?

A:    Proposals 1 through 5 must receive the affirmative vote by the holders of two-thirds of the outstanding shares of Handy’s Class A Common Stock, the holders of two-thirds of the outstanding shares of Class B Common Stock and the holders of two-thirds of the outstanding shares of Preferred Stock as of the Record Date. Proposals 6 through 8 must receive the affirmative vote of the holders of a majority of the shares of Class A Common Stock entitled to vote thereon. If you do not vote your shares, either in person or by proxy, it has the same effect as voting against each proposal.

Q:   Who is soliciting my proxy?

A:   The board of directors of Handy.

Q:   May I change my vote after I have mailed my signed proxy card?

A:
Yes. Just send by mail or courier a written revocation or a later-dated, completed, and signed proxy card before the annual meeting or simply attend the annual meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:   What if I don’t send back a proxy card or vote my shares in person at the annual meeting?

A:	If you don't return your proxy card or vote your shares in person at the annual meeting, each of those shares will have the same effect as a vote “AGAINST” each proposal.

Q:   Should I send Handy my Preferred Stock certificates?

A:
No. If the Recapitalization is approved, all of the outstanding Preferred Stock certificates will automatically be cancelled and we will send each member notification of their new stock ownership levels in Class B Common Stock.

Q:   When do you expect the Recapitalization to be completed?

A:	In December 2006.

Q:	Why is my vote important?

A:
Your vote is very important regardless of the number of shares that you own. If you fail to vote your shares, either in person or by proxy, this will have the effect of a vote against the Recapitalization.

Q:	What if I have questions about the Recapitalization?

A:	You can call your Regional District Manager, Ken Harvey (713-388-3661), Lynn Bradley (713-388-3626) or Tina Kirbie (713-388-3621) or write to any of them at Handy’s headquarters.

THE RECAPITALIZATION

SPECIAL FACTORS

Background of the Company

We are owned by independent hardware dealers, referred to as members. We exist for the sole purpose of providing our members services, primarily better buying power than they would have if they bought independently, which we do through maintaining inventory in our warehouse facilities and providing merchandise delivery. We do not provide services for any dealers who are not members. Our only source of revenue is derived, therefore, from the purchases made by our members. Our goal is to provide our members with low cost, quality merchandise to increase the members’ profits. To do so, we attempt to keep our gross profit from merchandise sales at a relatively low and constant level.

An independent hardware dealer becomes a member when it enters into a member contract and a subscription to shares agreement with us and purchases 10 shares of Class A Common Stock for $100 per share. We do not issue any class or series of our stock to anyone except members. There is no market for our stock. Handy’s shares have been registered with the SEC under federal securities laws since 1982. Even though our stock is registered with the SEC, it is not listed on any exchange or on The NASDAQ Stock Market, which means that our shareholders do not benefit from the liquidity of a public market that exists for shareholders of other public companies. In addition, we do not realize the benefit of having access to public capital markets that are available to other public companies.

Background and Purposes of the Recapitalization

Background of the Recapitalization

In early 2005, our board of directors and management began discussing the possibility of going private when it became apparent that the costs of remaining a public company were going to increase substantially, especially given the potential cost of the internal control audit required by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”).

•	April 18, 2005: At the annual shareholders meeting, Mr. Jameson, the CEO at the time, first discussed with the shareholders the costs that would be incurred if we remained a public company.

•
April 19, 2005: At a regular meeting of the board of directors, the accounting firm BKD, LLP made a presentation to the board outlining the estimated accounting costs that would be incurred if we remained a public company as compared to the estimated costs if we were to go private. At that time, the board directed management to review the structure of a cooperative, including the legal and accounting issues.

•
July 21, 2005: Tina Kirbie, the CFO at the time, made a presentation to the board explaining the significant new requirements for public companies relating to documentation, review and evaluation of internal controls over financial reporting and the related costs. The board approved pursuing a change to our business structure to operate for tax purposes as a cooperative under Subchapter T of the Code and gave approval to management to prepare and file with the SEC a request for no-action if the Company eliminated paying a dividend on its Preferred Stock and paid only patronage rebates based on members’ purchases, in turn to allow Handy to become a privately held company.

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August 29, 2005: We filed with the SEC our original request for no-action, which was amended several times and was granted on June 29, 2006. The no-action letter allows us to take the following actions which in turn allow us to become a privately held company:

(i)	all of our issued Preferred Stock into issued Class B Common Stock,

(ii)   offer, sell and issue securities as part of the Recapitalization without registration under the Securities  Act; and

(iii)  discontinue filing periodic and other reports and suspend our reporting obligations with respect to such  stock under the Exchange Act.

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September 20, 2005: Tina Kirbie presented to the board a timeline for the recapitalization and informed the board that the SEC had extended the compliance deadline for SOX 404 for non-accelerated filers.

•	October 10, 2005: The board reviewed and commented on the proposed organizational and dealer documents in the Recapitalization.

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May 18, 2006: The board held a meeting to discuss converting from a Texas corporation to a Delaware corporation due to a Texas corporation not being able to operate as a cooperative under Subchapter T of the IRC. A presentation was made by Handy’s securities counsel regarding changes that needed to be made in order to receive approval from the SEC of the no-action letter. Counsel discussed the advantages and disadvantages of being incorporated in Delaware. The board discussed the proposed changes and decided to proceed with converting from a Texas corporation to a Delaware corporation.

•	May 22, 2006: The board reviewed and commented on the documents to convert from a Texas corporation to a Delaware corporation and discussed with counsel its changes.

•	June 29, 2006: Our request for no-action was granted by the SEC.

•	July 11, 2006: We filed our preliminary proxy statement with the SEC.

Purposes of the Recapitalization

Tax Savings

One of the primary purposes of the Recapitalization is for us to be able to operate on a cooperative basis under Subchapter T of the Code, which would result in considerable tax savings for Handy. Based on our financial statements for fiscal year end 2005, we estimate that we will save approximately $300,000 to $400,000 a year in federal income taxes by operating as a cooperative. Currently, we are subject to a federal corporate income tax of up to 35% on our taxable income. The federal corporate income tax we pay reduces amounts available for distribution to our shareholders. When we distribute these earnings to our members as dividends on Preferred Stock, our members are subject to further federal income taxation on these earnings. For members other than corporations, the federal income tax rate on these distributions may be up to an additional 15%, and at lower rates for members which are corporations. This results in a total federal income tax on these earnings of up to 44.75%. If we are treated as a cooperative for federal income tax purposes, we would minimize the federal income tax impact on Handy by avoiding taxation at both the corporate and member levels on amounts distributed as a patronage rebate. Such rebates would be taxable to U.S. members as ordinary income for federal tax purposes. Distributions to foreign members may be subject to U.S. withholding taxes. Please see “SPECIAL FACTORS - Material Federal Income Tax Consequences of the Recapitalization” on page 31 for more detailed information.

Operating as a cooperative will also align us more closely with the structure of other hardware wholesalers that operate as cooperatives, including most of our major competitors. After the Recapitalization, we will continue to focus, as we have always done, on providing our members with low cost, quality merchandise and increasing our members’ profits rather than our own profits.

Saving Costs of Being a Public Company

Additionally, the board has concluded that the costs and other disadvantages associated with being an SEC-reporting company outweigh any of the advantages. We are currently required to comply with the registration requirements of the Securities Act and the disclosure and reporting requirements of the Exchange Act. Additionally, in early 2006, the board became aware of the fact that Handy is now the only major hardware wholesale company that is still public, which allows many of our major competitors to have a substantial advantage over us. The obligations of being a public company have become more burdensome as a result of the passage of SOX, the implementation of various SEC rules promulgated under SOX and the Securities Offering Reform Rules that became effective in December of 2005.   SOX and the related rulemaking impose several new requirements on public companies, including the following:

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Our Annual Report on Form 10-K will be required to contain a report on the effectiveness of our internal controls over financial reporting and any change in our internal controls that materially affect our internal controls over financial reporting. This report must be reviewed and attested to by our outside auditors on an annual basis. Internal control reports have cost larger public companies significant amounts of time and money and will be difficult for us, with such a small margin of net earnings, to bear.

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The Form S-2 registration statement we use has been eliminated. In the future, will be required to use a Form S-1 registration statement which will take substantially more time to prepare and will increase our legal and accounting fees associated with filing a registration statement.

Currently, we estimate that we spend approximately $175,000 a year to maintain our status as a public company and to prepare and file all required reports and registration statements. We estimate that the additional cost of remaining a public company for fiscal year 2007 would be approximately $700,000 (or a total of $875,000). These additional costs include an increase of $350,000 for outside auditor and consultants’ fees related to the costs of complying with Section 404 of SOX, an increase of $50,000 in legal fees and an increase of $300,000 in internal fees to hire additional accounting and IT personnel related to internal control requirements. After the initial implementation of internal control requirements in 2007, we estimate the annual additional costs of remaining a public company on an annual basis would be approximately $425,000.

In addition to the direct costs we incur, our management and employees are required to devote substantial time and energy to complete the periodic reports required of publicly traded companies under the Exchange Act and otherwise comply with requirements applicable only to public companies. Operating as a non-SEC reporting company will reduce the burden on our management and employees that arises from increasingly stringent SEC reporting requirements, thus allowing management and our employees to focus more attention on our business and members. These indirect costs are extremely difficult to accurately quantify, but our management and employees spend approximately 450 hours per year preparing SEC filings (which costs are contained in the estimates above).

For all of these reasons, the board of directors has concluded that the costs of being a public company now substantially outweigh the associated benefits to our Company and our shareholders. By effecting the Recapitalization, the board believes we will reduce these costs without a substantial reduction in benefits.

Fairness of the Recapitalization to the Shareholders (Members)

If approved, the Recapitalization will have an impact upon each member. We suggest that you carefully read the pros and cons of the Recapitalization discussed herein to fully understand how the Recapitalization affects you. There are no affiliated shareholders; therefore, the board did not distinguish in its fairness analysis between affiliated and unaffiliated shareholders.

The Recapitalization affects the holders of Preferred Stock differently than the holders of the common stock, in that preferred stockholders will lose the right to be paid dividends on their preferred stock and will exchange their preferred shares for non-dividend paying shares of common stock. Nonetheless, the board of directors did not otherwise separately assess the fairness of the Recapitalization to the holders of each of our three classes of stock: Class A Common Stock, Class B Common Stock and Preferred Stock. Because all members of Handy hold shares of Class A Common Stock, Class B Common Stock and Preferred Stock, and thus the identity of the three groups of shareholders are the same, any feature of the Recapitalization that affects the holders of one class of stock will affect every shareholder, regardless of the number of shares of each class of stock owned.

The board has determined, and the Company has relied on such determination, that the terms of the proposed Recapitalization are substantively and procedurally fair to our shareholders (members) based on the following:

Substantive Fairness

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There never has been, and it is anticipated that there never will be, a trading market for our stock. The members are not losing any value of their stock. After the Recapitalization, the members will own the exact same number of shares with the same value as they owned prior to the Recapitalization.

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If the Recapitalization is approved, we anticipate that we will realize substantial cost savings based on the fact that we are no longer a public company. Any cost savings, after determining what is necessary for repayment of indebtedness, and creation of working capital and other reserves for the business, will be returned to the members as patronage rebates.

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The board reviewed the change from distributing a dividend on Preferred Stock to distributing a patronage rebate. Currently, the board is required to distribute a dividend on the par value of Preferred Stock at a rate of at least 7% up to a maximum of 20%. After the Recapitalization, we will be required to distribute a patronage rebate based on net earnings, if any, to the extent that the net earnings exceed what is reasonably determined to be necessary for repayment of indebtedness, and creation of working capital and other reserves for the business. The board anticipates that the average amount of patronage rebates distributed will be greater than the average preferred dividend paid over the last five years because we will not have to pay tax on the amount of our net earnings distributed as a patronage rebate, with such tax savings being available for distribution as additional patronage rebates to the members.

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Subchapter T of the Code requires that a member consent to paying taxes on a patronage rebate whether the distribution is in cash, a note, or stock in the year in which such member receives the patronage rebate. This differs from the current dividends on Preferred Stock, in that there is a possibility that under Subchapter T, a member will have to pay federal tax on a patronage rebate, as little as 20% of which must be in cash, instead of dividends paid on Preferred Stock, which have been paid entirely in cash. The board determined that this would not be a substantial detriment to the members because the board anticipates that it will try to distribute patronage rebates in a manner in which members have enough cash to pay any federal income taxes due by members.

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The board did not address whether the consideration offered to members constitutes fair value in relation to market prices, net book value, or going concern value because our stock is not traded on a public market, no shares are being repurchased pursuant to the Recapitalization and no consideration is being paid to members in the Recapitalization except if a member dissents and follows the proper procedure. The purchase price paid by us to our members for the preceding two years has been at an average of $100 per share, which is the par value of our shares. Please see “ADDITIONAL INFORMATION- Prior Stock Repurchases on page 45 for more detailed information. Additionally, the sales price of our shares to our members always remains $100.

In December 2005, we received a tentative proposal from an industry member to acquire Handy. The board of directors met on December 10, 2005 and January 5, 2006 to discuss this proposal. If Handy members were to become members of the new company, the majority of our members would have had to increase their purchases of merchandise to receive the same pricing from that company that they currently receive from us. In some cases, the increased purchase obligation would have caused members to have to withdraw as members. In other cases, it would have had the net effect of increasing prices to members because of the carrying costs associated with the larger inventory requirements. These effects were counter to the very reason that Handy exists and that independent hardware dealers become members of Handy.

Therefore, in analyzing this potential acquisition as an alternative to the Recapitalization, our board of directors looked not to stock price, but to the continuing operational benefits the members would receive from this acquisition in comparison to the Recapitalization. Our board of directors took this approach because our members invest in us to obtain access to quality merchandise at low prices, not in expectation of a return on their investment in our stock.

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Although shareholders would no longer be allowed to transfer Class B Common Stock to third parties, Handy will be required to repurchase a member’s shares upon a member’s withdrawal from Handy, which was not previously required. The board felt that this transfer restriction was fair to the shareholders because only 2,102 shares of Class B Common Stock have been transferred since 1982 and all of those shares have either been transferred to another member or to a prospective member who became a member as part of the transfer. When we repurchase a member’s shares, we will continue to repurchase all of the Class A Common Stock in cash. Class B and Class C Common Stock will be repurchased for cash in an amount equal to the greater of (a) $3,000 or (b) 20% of the aggregate par value of such shares, with the remaining balance to be repurchased by a five year non-interest bearing promissory note (rather than an interest bearing note as currently required) or immediate payment in cash at 85% of par value. The board does not believe that this minimal loss of interest will substantially affect our members because the average interest rate we paid for the last five years on member withdrawal notes was 4% per year and the average amount of promissory notes payable to withdrawing members for the last five years was $12,229. A portion of the principal on the non-interest bearing note may be treated as imputed interest under the Internal Revenue Code and taxed at ordinary income rates.

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The loss of a shareholder’s right to pledge its stock could have an impact on certain members, but the board determined that this impact is minimal, since Handy is aware of only one former member that has pledged its stock.

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The board considered the increase in the minimum required stock ownership level from $10,000 to $20,000 as necessary to cover current costs of doing business with each member. The $10,000 minimum stock ownership requirement has not been increased in over fifteen years, and the board determined that it is no longer cost effective to ship to members who do not patronize Handy on a continuing basis at a certain minimum level. Additionally, this increase in the minimum stock purchase requirement is less than inflation over the past fifteen years.

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Under the current member contract, the board already has the right upon a two-thirds vote of the board to terminate a member’s membership for any reason whatsoever. The termination provision in the proposed form of member contract still allows the board to terminate a member’s membership upon a two-thirds vote by the board and upon sixty days written notice to the member, but now makes explicit that Handy can terminate a member’s membership for failure to maintain its merchandise purchase account.

Procedural Fairness

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The board considered the fact that under Texas law, the Recapitalization will need to be approved by the holders of two-thirds of the outstanding shares of Handy’s Class A Common Stock, the holders of two-thirds of the outstanding shares of Class B Common Stock and the holders of two-thirds of the outstanding shares of Preferred Stock. Thus the Recapitalization will proceed only if approved by not only two-thirds of the holders of each class of stock, but two-thirds of our members in total.

•	The members’ voting rights will not change if the Recapitalization is approved. Each member will continue to own 10 shares of Class A Common Stock with one vote per share owned.

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Members may elect to dissent from the Recapitalization and receive the “fair value” (as defined in the TBCA) of their shares of Class A and Class B Common Stock and Preferred Stock by following the procedures and requirements set forth in Articles 5.11, 5.12 and 5.13 of the TBCA.

No independent representative was retained to represent the members in any of the discussions by the board of the terms of the Recapitalization because all of the board members, except for the President of Handy, who does not own any shares, were members and have always been members. For the foregoing reasons, the board believes that the transaction is procedurally and substantively fair to our members and believes that the cost of hiring an independent representative to confirm this fairness would not be justified under the circumstances.

Effects of the Recapitalization on Handy

The Recapitalization will have the following effects on Handy:

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Handy Will Operate on a Cooperative Basis. Although we are a purchasing cooperative for independent retail hardware dealers, we are incorporated under the TBCA and taxed under the Internal Revenue Code as a business corporation. If the Recapitalization is approved, we would continue to be a corporation under the DGCL, but will operate as a cooperative under Subchapter T of the Code. Operating as a cooperative under Subchapter T of the Code means that:

•	We will operate solely for the benefit of our members;
•	We will be taxed as a cooperative under Subchapter T of the Code rather than taxed as a corporation;
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We will distribute a patronage rebate out of our net earnings, if any, to the extent that the net earnings exceed what is reasonably determined to be necessary for repayment of indebtedness, and creation of working capital and other reserves for the business;

•	The patronage rebate will be distributed as ordinary taxable income to members in proportion to each member’s pro rata share of total warehouse purchases for the prior year;
•	There is democratic ownership through each shareholder having an equal vote regardless of the number of shares owned and the amount invested in Handy; and
•	We will be subject to additional tax requirements under Subchapter T of the Code that may be more strict and limiting to us than general corporate tax regulations.

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Termination of Exchange Act Registration.   Following the Recapitalization, if approved, we intend to terminate registration of our Class A and Class B Common and Preferred Stock under the Exchange Act, as promptly as possible after the effective date of the Recapitalization. This means that we will no longer be required to file periodic and other reports with the SEC, which will save money and management’s time as more fully discussed below in “Cost Savings.”

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Not Subject to Sarbanes-Oxley Act of 2002. We will no longer be subject to SOX or the liability provisions of the Exchange Act. In addition, our officers will no longer be required under SOX to certify to the accuracy of our financial statements; however, we will continue to prepare financial statements in conformity with U.S. generally accepted accounting principles.

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Tax Savings. Because we will be taxed as a cooperative under Subchapter T of the Code rather than a corporation, we anticipate saving approximately $300,000 to $400,000 a year in federal income tax based on our financial statements for fiscal year end 2005. Currently, we are subject to a federal corporate income tax of up to 35% on our taxable income. The federal corporate income tax reduces amounts available for distribution to our shareholders. When we distribute these earnings to our members, our members are subject to further federal income taxation on these earnings. For members other than corporations, the federal income tax rate on these distributions may be up to an additional 15%, and at lower rates for members which are corporations. This results in a total federal income tax on these earnings of up to 44.75%. If we are treated as a cooperative for federal income tax purposes, we would minimize the federal income tax impact by avoiding double taxation at both the corporate and member levels on amounts distributed as a patronage rebate. Such rebates would be taxable to U.S. members as ordinary income for federal tax purposes. Distributions to foreign members may be subject to U.S. withholding taxes. The amount of taxable net earnings retained by Handy for working capital and reserves (and thus not paid out to members as patronage rebates) will still be subject to federal income tax at the corporate level.

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Cost Savings.   We anticipate saving substantial costs as a result of the Recapitalization, including attorneys’ fees, accountants’ fees, SEC filing fees, the hiring of additional personnel and indirect savings resulting from the reduction in the time that management must devote to preparing SEC reports and filings.

Currently, we estimate that we spend approximately $175,000 a year to maintain our status as a public company and to prepare and file all required reports and registration statements. We estimate that the additional cost of remaining a public company for fiscal year 2007 would be approximately $700,000 (or a total of $875,000). These additional costs include an increase of $350,000 for outside auditor and consultants’ fees related to the costs of complying with Section 404 of SOX, an increase of $50,000 in legal fees and an increase of $300,000 in internal fees to hire additional accounting and IT personnel related to internal control requirements. After the initial implementation of internal control requirements in 2007, we estimate the annual additional costs of remaining a public company on an annual basis would be approximately $425,000.

In addition to the direct costs we incur, our management and employees are required to devote substantial time and energy to complete the periodic reports required of publicly traded companies under the Exchange Act and otherwise comply with requirements applicable only to public companies. Operating as a non-SEC reporting company will reduce the burden on our management and employees that arises from increasingly stringent SEC reporting requirements, thus allowing management and our employees to focus more attention on our business and members. These indirect costs are extremely difficult to accurately quantify, but our management and employees spend approximately 450 hours per year preparing SEC filings (which costs are contained in the estimates above).

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Incorporated in Delaware. We will no longer be incorporated in the State of Texas if the Recapitalization is effective. We will be subject to the DGCL which imposes different requirements than the TBCA on Handy for certain items. See “SPECIAL FACTORS - Description of the Recapitalization - Conversion from a Texas Corporation to a Delaware Corporation” on page 20 for more detailed information.

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Suspension of Sale of Stock. We suspended sales of our stock to members on April 30, 2006 in order to maintain our eligibility to terminate the registration of our Class A and Class B Common Stock and Preferred Stock under the Exchange Act prior to the end of 2006. Consequently, during the latter half of 2006, we will borrow under our revolving credit line, and incur additional interest expense, in order to replace working capital previously provided by sales of stock to our members. The Recapitalization will otherwise have no effect on our revolving line of credit.

Effects of the Recapitalization on the Shareholders (Members)

The Recapitalization will likely have the following effects on our shareholders (members):

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Less Information about our Company.    As discussed above, the Recapitalization will permit us to terminate the registration of our stock and suspend our reporting obligations under the Exchange Act. We will however, continue to hold an annual shareholders’ meeting and provide to members annual audited financial statements following the end of each fiscal year and unaudited financial statements for the six month period ending June 30. We will not provide all of the information that we currently are required to provide to our members under federal securities laws. We will continue to provide an annual statement that discloses information about the annual meeting, including director nominees and other proposed transactions, as well as information such as management's discussion and analysis of our financial condition and results of operations. Further, although our annual audited financial statements will be distributed to each shareholder, by mail or electronically, such statements will no longer be filed and will not be available to the public on the SEC's website.

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Less Regulation Designed to Protect Members.   SOX imposed many additional rules and regulations on public companies that were designed to protect investors. For example, among other things, SOX requires that our principal executive officers personally certify our financial statements to members. If the Recapitalization is approved and effected, almost all of these regulations will no longer be applicable to Handy.

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Conversion of Preferred Stock. After the Recapitalization, members will own the same amount of shares; however, members will no longer own Preferred Stock and will no longer receive dividends on the par value of Preferred Stock. Each issued share of Preferred Stock will automatically be converted into one issued share of Class B Common Stock with equal par value in the resulting Delaware corporation. Each share of Class A and Class B Common Stock will be converted on a one-for-one basis into a share of Class A and Class B Common Stock, respectively, in the resulting Delaware corporation.

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No Requirement to Pay Patronage Rebates. Currently, we are required to distribute a minimum amount of dividends to members based on the amount of Preferred Stock owned by each member regardless of our profit at the end of the year. If the Recapitalization is approved, we will be prohibited from distributing dividends and will not distribute patronage rebates if we do not have any net earnings after holdbacks for repayment of indebtedness, and working capital and other reserves for the business. Members may therefore receive less money from us in a given year. Additionally, if a patronage rebate is distributed, members may receive as little as 20% of the rebate in cash; we have the option of distributing the remaining 80% in cash, a note or Class C Common Stock, which will be taxable as ordinary income to the member in the year received. Handy anticipates paying its final dividend on preferred stock before the end of the year.

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Restrictions on Transferability and Ability to Pledge Shares. Holders of Class A, Class B and Class C Common Stock will not be allowed to transfer their shares except to us and will be prohibited from pledging their shares. This means that members can no longer transfer their shares to other members or pledge their stock as collateral.

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Incorporated in Delaware. The rights and privileges of the shareholders provided under Delaware law may be different than those provided under Texas law. See “SPECIAL FACTORS - Description of the Recapitalization Conversion from a Texas Corporation to a Delaware Corporation” on page 20 for more detailed information.

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Liquidation and Dissolution. Upon liquidation or dissolution of Handy, the shareholders will receive the par value of their shares and after paying or discharging all of its obligations; any excess proceeds will be divided pro rata among the shareholders in proportion to their patronage and not according to stock ownership (unless the IRS requires a different time period for determining patronage).

•	Member Contract. All members will be required to enter into a new Member Contract, the form of which contains the following amendments to the current form of member contract:

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A member is responsible for paying taxes on the total patronage rebate, whether the distribution is in cash, Class C Common Stock or a non-interest bearing note and shall treat the full amount of such patronage rebate as income in the year in which such patronage rebate is received. The board anticipates that it will try to distribute patronage rebates in a manner in which members have enough cash to pay any federal income taxes due by members;

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A formalization of Handy’s current policy that a member must patronize and purchase merchandise from Handy’s warehouse in excess of $60,000 annually. This purchase amount may vary from year to year as determined by the Board of Directors.

Please see Appendix D for a complete copy of the proposed form of Member Contract.

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Form of Subscription to Shares Agreement. All members will be required to enter into a new Subscription Agreement, the form of which contains the following amendments to the current form of Subscription Agreement:

•	The required minimum value of stock ownership increases from $10,000 to $20,000;

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The formula for repurchases of shares by Handy upon withdrawal by a member is amended. Handy will continue to repurchase all of the Class A Common Stock in cash. Class B and Class C Common Stock will be repurchased for cash in an amount equal to the greater of (a) $3,000 or (b) 20% of the aggregate par value of such shares, with the remaining balance to be repurchased by a five year non-interest bearing promissory note (rather than an interest bearing note as currently required) or repurchased by an immediate payment in cash at 85% of par value;

•	If a member opens an additional store, it will buy an additional ten shares of Class B Common Stock rather than an additional ten shares of Preferred Stock;

•	The formula for calculating a member’s required stock ownership level has been restated in a different format, but substantively remains the same, as follows;

Total Annual Merchandise Purchases	Percentage of Stock to Purchases	Required Stock Ownership Level
Level 1: $1 to $250,000	12.5% of total purchase amount	$31,250
Level 2: $250,001 to $500,000	10.0% of total purchase amount	$56,249
Level 3: $500,001 to $750,000	7.5% of total purchase amount	$74,999
Level 4: $750,001 to $1,000,000	5.0% of total purchase amount	$87,499
Level 5: above $1,000,000	2.5% of total purchase amount

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If at the end of a year a member is over-invested by $4,000 or more in total shares of Class A, B and C Common Stock, then in the following year, the Company will offer to repurchase the total over-invested amount in Class B Common Stock at a price per share not to exceed $100 per share over a period of four years at a rate of one-fourth (¼) of the over-invested amount per year;

•	Shares may not be transferred except to Handy; and

•	References to Preferred Stock are deleted.

Please see Appendix E for a complete copy of the proposed form of Subscription to Shares Agreement.

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Federal and State Income Tax Impact. Preferred stock dividends currently paid to members are subject to federal income taxes in the hands of the members at rates that vary depending upon the individual circumstances of each member, but are generally 15% for sole proprietorships, or owners of members which are partnerships and corporations taxed as S corporations, and may be less for members taxed as C corporations.  If the Recapitalization is approved, patronage rebates paid to members will be subject to taxation at ordinary income tax rates of up to 35%.  Thus, although amounts received by members from Handy as patronage rebates after the Recapitalization will be subject to higher rates of taxation than amounts currently received as dividends on preferred stock, it is anticipated that the dollar amounts paid to each member as a rebate will be higher than the amount currently being paid as a dividend on preferred stock. Members are advised to consult their tax advisors to determine what personal impact, if any, the receipt of patronage rebates will have on them for state tax purposes.

Alternatives Considered

In making our determination to proceed with the Recapitalization, we considered other alternatives. We rejected these alternatives for the reasons stated in the descriptions of each of the alternatives. These alternatives included:

Business Combination.

In December 2005, we received a tentative proposal from an industry member to acquire Handy. The board of directors met on December 10, 2005 and January 5, 2006 to discuss this proposal. If Handy members were to become members of the new company, the majority of our members would have had to increase their purchases of merchandise to receive the same pricing from that company that they currently receive from us. In some cases, the increased purchase obligation would have caused members to have to withdraw as members. In other cases, it would have had the net effect of increasing prices to members because of the carrying costs associated with the larger inventory requirements. These effects were counter to the very reason that Handy exists and that independent hardware dealers become members of Handy.

Therefore, in analyzing this potential acquisition as an alternative to the Recapitalization, our board of directors looked not to stock price, but to the continuing operational benefits the members would receive from this acquisition in comparison to the Recapitalization. Our board of directors took this approach because our members invest in us to obtain access to quality merchandise at low prices, not in expectation of a return on their investment in our stock.

In light of the foregoing, the board determined that accepting any such proposal would be detrimental to the interests of our members.

Remaining a Texas Corporation.

Texas law does not allow a Texas corporation to operate as a cooperative under Subchapter T of the Code. We confirmed with the Secretary of State of the State of Texas that a Texas corporation cannot operate as a cooperative even though it would only be for federal income tax purposes. Many of our major competitors are incorporated as Delaware corporations and the board determined that incorporating in Delaware was beneficial and achieved the purpose of remaining a corporation, while allowing us to operate on a cooperative basis for tax purposes.

Converting into a Texas Cooperative Under the Texas Cooperative Association Act.

We considered converting from a Texas corporation into a cooperative under the Texas Cooperative Association Act (“TCAA”). After carefully reviewing the TCAA, we determined that the disadvantages of converting into a cooperative under the TCAA far outweighed the advantages. As a Texas cooperative we would not be subject to Texas franchise tax; we would, however, be subject to more rigorous restrictions on how the board of directors and management controlled the Company. Additionally, the board considered that there was very little precedent available on interpreting certain provisions of the TCAA and the fact that the TCAA is not well known and has not been widely interpreted in Texas courts. We decided that these additional restrictions and unknowns did not justify the Texas franchise tax savings (which will change in 2007 under recently adopted Texas legislation).

Maintaining the Status Quo.

We also considered whether maintaining the status quo would be a viable alternative to the Recapitalization. We determined that the costs associated with maintaining our public company status, and the expected increases in these costs in the near term, were not justified, particularly in light of the history, purpose and goals of Handy, our size and resources and the relatively small benefit we believe Handy and our members have received as a result of being a publicly reporting company. Additionally, we are the only major hardware wholesaler that continues to be a public company. Many of our wholesale competitors have gone private or have always been private companies and we believe that we needed to go private to remain competitive in the hardware wholesale industry. For these reasons, we rejected this alternative.

Description of the Recapitalization

Current Structure versus Proposed Structure After the Recapitalization

If Proposals 1 through 8 are approved, the structure of Handy will be as follows:

	CURRENT STRUCTURE	PROPOSED STRUCTURE
Capitalization of the Company	30,000 authorized shares of Class A Common Stock, par value $100 200,000 authorized shares of Class B Common Stock, par value $100 200,000 authorized shares of Preferred Stock, par value $100	Same 400,000 authorized shares of Class B Common Stock, par value $100 200,000 authorized shares of Class C Common Stock, par value $100
Voting	Each member has one vote for each share of Class A Common Stock held. Holders of Class B Common Stock and Preferred Stock are not entitled to vote on any matters (except as required by Texas law).	Same Holders of Class B Common Stock and Class C Common Stock are not entitled to vote on any matters (except as required by Delaware law).
Transferability of Shares	Holders of Class A Common Stock may transfer shares to third parties, provided that they offer the shares to Handy first. Class B Common Stock and Preferred Stock are freely transferable.	Holders of Class A, Class B and Class C Common Stock may not transfer their shares except to Handy.
Ability to Pledge Shares	There are no restrictions on the ability to pledge the Class A Common Stock, Class B Common Stock or Preferred Stock.	Class A, B and C Common Stock may not be pledged.
Share Repurchase upon Withdrawal

If a member withdraws, Handy’s current policy is to repurchase shares as follows:

(i) all 10 shares of Class A Common Stock are immediately repurchased in cash at the original purchase price of $100 per share, which is also the par value of the shares;

(ii) Class B Common Stock and Preferred Stock are immediately repurchased at $100 per share, which is par value, in an amount equal to the greater of (a) $3,000 or (b) 20% of the aggregate par value of such shares; and

(iii) the balance of the Class B Common Stock and Preferred Stock are repurchased, at the member’s option either: (a) at 100% of par value, with payment on a deferred basis over a five-year period, with only interest paid the first four years and any unpaid interest and principal paid at the end of the fifth year or (b) at 85% of par value, with immediate payment in cash.

If a member withdraws, Handy will be required to repurchase shares as follows:

(i) Same

(ii) Same except it applies to Class B and Class C Common Stock; and

(iii) the balance of the Class B and Class C Common Stock are repurchased, at the member's option either: (a) at 100% of par value, with a five year non-interest bearing note, or (b) with immediate payment in cash at 85% of par value.

Purchase of Shares

Each member purchases stock in an amount equal to 2% of its warehouse purchases, one-half in Class B Common Stock and one-half in Preferred Stock, as follows:

(i) In April, Handy calculates each member’s required stock ownership level, which must be at least $10,000. Required stock ownership level is based on each member’s total merchandise purchases made during the preceding calendar year.

(ii) Handy then compares each member’s required stock ownership amount to each member’s actual ownership amount on December 31st of the preceding year, including all shares of stock, valuing each share owned at its par value of $100.

(iii) If a member’s actual stock ownership is less than the required stock ownership, then Handy will add a charge of 2% of warehouse purchases to its bi-monthly statement for a year. Funds will be accumulated and used to purchase shares, one-half in Class B Common Stock, and one-half in Preferred Stock.

(iv) If a member’s actual stock ownership is equal to or more than the required stock ownership (“over-invested”), then the member is exempt from the 2% charge for the twelve month period beginning April 1 of the following year. Additionally, if a member is over-invested by $4,000 or more, then in the following year, Handy will offer to repurchase ¼ of the total over-invested amount at that time equally divided between shares of Class B Common Stock and Preferred Stock. Shares repurchased due to overinvestment will be bought for the original purchase price not to exceed $100 per share, which is the par value of each share.

Each member purchases stock in an amount equal to 2% of its warehouse purchases, all in Class B Common Stock, as follows:

(i) Same except each member’s required stock ownership level must be at least $20,000.

(ii) Same

(iii) Same except that funds will be accumulated and used to purchase shares of Class B Common Stock only.

(iv) Same except if a member is over-invested by $4,000 or more, the board of directors will offer to repurchase the total over-invested amount in Class B Common Stock over a period of four years at a rate of ¼ of the over-invested amount per year.

Dividends on Preferred Stock Versus Patronage Rebates

The holders of Preferred Stock are entitled to cumulative dividends of not less than 7 percent per year nor more than 20 percent per year of the par value ($100 per share) of the shares of Preferred Stock, as fixed by the board of directors.

Handy will no longer distribute dividends on Preferred Stock, but will instead distribute patronage rebates. The patronage rebates will be distributed annually based on the Company’s net earnings, if any, to the extent that the net earnings exceed what is reasonably determined to be necessary for repayment of indebtedness, and creation of working capital and other reserves for the business. If Handy does not have any net earnings as the end of a fiscal year, it will not distribute patronage rebates.

Liquidation and Dissolution

Upon liquidation, dissolution or winding up of Handy, the holders of preferred shares shall be entitled to be paid in full the par value and all accrued unpaid dividends before any sum is paid to, or any assets distributed among, the holders of its common stock. After payment to the holders of the preferred shares, the remaining assets shall be paid to the holders of its common shares.

Upon liquidation or dissolution of Handy, and after paying or discharging all of its obligations, to the extent of available funds, Handy will pay the original purchase price of the shares, which is the par value of $100, to the holders of Class A, B and C Common Stock, and any excess funds remaining shall be divided pro rata among the members in proportion to their patronage during the most recent full fiscal year (unless the IRS requires a different time period for determining patronage).

PROPOSAL 1 - THE CONVERSION OF EACH ISSUED SHARE OF PREFERRED STOCK INTO ONE ISSUED SHARE OF CLASS B COMMON STOCK

As of July 31, 2006 there were 96,077.25 shares of Preferred Stock issued and outstanding. If the Recapitalization is approved, each share of issued Preferred Stock immediately prior to the Recapitalization will be converted into one share of issued Class B Common Stock so that a member’s overall stock ownership will remain the same and Preferred Stock will thereafter be eliminated as a class of authorized, issued or outstanding shares. Any reference to Preferred Stock will be deleted in both our Certificate of Incorporation and Bylaws. The material differences between the Class B Common Stock and Preferred Stock are outlined in the “Current and Proposed Structure” table above.

Recommendation of the Board of Directors

Our board of directors has unanimously approved Proposal 1 and believes that the conversion of each issued share of Preferred Stock into one issued share of Class B Common Stock is fair and beneficial to the shareholders. After the Recapitalization, the members will own the exact same number of shares with the same value as they owned prior to the Recapitalization. The Recapitalization cannot be effected without the approval of this Proposal. No director voiced any dissent or abstained from the vote to approve Proposal 1. The board unanimously recommends that the shareholders vote “FOR” approval and adoption of Proposal 1.

PROPOSAL 2 - THE APPROVAL OF A PLAN AND ARTICLES OF CONVERSION CONVERTING FROM A TEXAS CORPORATION TO A DELAWARE CORPORATION

Texas law, as interpreted by the Texas Secretary of State, will not allow a Texas corporation organized under the Texas Business Corporation Act (the “TBCA”) to operate as a cooperative for federal income tax purposes. Delaware law does not contain the same restrictions; therefore, in order for us to remain a corporation (which is beneficial for us given the many years we have operated as a corporation and because it will entail the least amount of change), but operate as a cooperative for federal income tax purposes, we must convert to a Delaware corporation pursuant to Article 5.17 and other applicable provisions of the TBCA and Section 265 and other applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Pursuant to the Plan and Articles of Conversion to convert from a Texas corporation to a Delaware corporation, each share of Class A and Class B Common Stock and Preferred Stock in the Texas corporation will be converted on a one-for-one basis into a share of Class A and Class B Common Stock and Preferred Stock, respectively, in the resulting Delaware corporation (with the Preferred Stock thereafter being converted into Class B Common Stock). The directors and officers of Handy in the Texas corporation will remain the directors and officers of Handy in the Delaware corporation.

Please see Appendix A for a complete copy of the Plan and Articles of Conversion

The following chart compares the shareholder rights and privileges under the DGCL and TBCA.

Delaware General Corporation Law	Texas Business Corporation Act
Amendment of Certificate/Articles of Incorporation	Must be approved by stockholders holding more than 50% of the outstanding shares entitled to vote.	Must be approved by shareholders holding at least 66-2/3% of the outstanding shares entitled to vote.
Dissenter/Appraisal Rights	Exist upon merger or consolidation, except that they do not exist for a company that has at least 2,000 stockholders of record (Handy had 1,142 shareholders of record at May 31, 2006).

Exist upon merger, consolidation or plan of exchange, and on sale, lease, exchange or other disposition of all or substantially all of the assets of the Company outside of the ordinary course of business. No appraisal rights for shareholders of a company listed on national securities exchange or a company that has at least 2,000 shareholders of record.

Approval of Merger

No vote of stockholders of a company surviving a merger is required to approve the merger if, among other things, the number of shares of common stock of such company to be issued or issuable in the merger does not exceed by 20% the number of such shares outstanding immediately prior to the merger, or if acquiring corporation owns 90% or more of the outstanding shares of the acquired company. If stockholder vote is required, approval must be by stockholders holding more than 50% of shares entitled to vote thereon.

No shareholder vote required if acquiring corporation owns 90% or more of the outstanding shares of the acquired company. If shareholder vote required, approval must be by shareholders holding at least 66-2/3% of shares entitled to vote thereon.

Delaware General Corporation Law	Texas Business Corporation Act
Approval of Sale of Substantially All of Assets	In all cases, approval must be by stockholders holding more than 50% of the outstanding shares entitled to vote thereon.

No shareholder approval required when sale is in the usual and regular course of business. If shareholder vote is required, approval must be by shareholders holding at least 66-2/3% of the shares entitled to vote thereon.

Stockholders’/ Shareholders’ Right to Call Special Meeting	Special meetings may be called by the board of directors, in the manner specified in the Certificate of Incorporation or Bylaws.

Special meetings may be called by the president or the board of directors in the manner specified in the Articles of Incorporation or Bylaws, or by shareholders holding at least 10% of shares entitled to vote at the meeting so called.

Anti-Takeover Statute

Limits certain transactions between Delaware corporations and an Interested Stockholders (i.e., 15% or more stockholder). Prohibited transactions include merger or consolidation, sale of 10% or more of company’s assets or stock and any other transaction that has the effect of increasing the proportionate holdings of stock of the Interested Stockholder. Exceptions include transactions that are approved by the company=s board of directors and the holders of at least 66 2/3% of outstanding voting stock not owned by the Interested Stockholder.

Limits certain business combinations between Texas corporations and affiliated shareholders during the three year period immediately following the date on which the affiliated shareholder acquired the corporation’s shares unless: (i) the transaction is approved by the board of directors of the corporation before the affiliated shareholder acquired the shares; or (ii) the transaction is approved by two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder not less than six months after the affiliated shareholder acquired the shares.

Recommendation of the Board of Directors

Our board of directors has unanimously approved Proposal 2 and believes that the conversion from a Texas corporation to a Delaware corporation is in the best interest of Handy and is fair to our shareholders. If Handy does not convert from a Texas corporation to a Delaware corporation then the Recapitalization cannot be effected. No director voiced any dissent or abstained from the vote to approve Proposal 2. The board unanimously recommends that the shareholders vote “FOR” approval and adoption of Proposal 2.

PROPOSAL 3 - THE APPROVAL OF A NEW DELAWARE CERTIFICATE OF INCORPORATION

To effect many of the changes in the recapitalization, a new Certificate of Incorporation will need to be approved and filed in Delaware. The new Certificate of Incorporation will include the changes outlined in Proposals 4 through 6 as well as the following:

Liquidation and Dissolution

The new Certificate of Incorporation will contain a revised provision on liquidation and dissolution to require any remaining proceeds, after paying the par value of the shares to the members and paying any other debts, to be paid on a pro rata basis to the members in proportion to their patronage (unless the IRS requires a different time period for determining patronage).

Please see Appendix B for a complete copy of the proposed Certificate of Incorporation.

Recommendation of the Board of Directors

Our board of directors has unanimously approved Proposal 3. The Recapitalization cannot be effected without the approval of this Proposal. No director voiced any dissent or abstained from the vote to approve the Recapitalization. The board unanimously recommends that the shareholders vote “FOR” approval and adoption of Proposal 3.

PROPOSAL 4 -THE INCREASE IN AUTHORIZED SHARES OF CLASS B COMMON STOCK AND THE AUTHORIZATION OF A NEW CLASS OF STOCK, CLASS C COMMON STOCK, PAR VALUE $100

Class A and Class B Common Stock

As of July 31, 2006, there were 9,840 shares of Class A Common Stock issued and outstanding and 93,489 shares of Class B Common Stock issued and outstanding. If the Recapitalization is approved, the holders of Class A Common Stock and Class B Common Stock will remain the same (members only) and the legal rights and privileges of the holders of Class A Common Stock will not change. The authorized shares and the outstanding shares of the Class A Common Stock will remain the same. The authorized shares of Class B Common Stock will be increased from 200,000 to 400,000 so that each share of issued Preferred Stock can be converted into an issued share of Class B Common Stock. Neither the Class A nor Class B Common Stock currently has, nor will have, cumulative voting rights or preemptive rights to acquire additional shares of Handy stock. Each member upon opening an additional store will be required to purchase an additional ten shares of Class B Common Stock rather than ten shares of Preferred Stock as currently required.

Class C Common Stock

Upon approval of the Recapitalization, we will create a new class of stock, designated as Class C Common Stock, par value $100 per share, with 200,000 authorized shares. Only members will be holders of Class C Common Stock and will have rights and privileges identical to the holders of Class B Common Stock: (i) the holders will not have voting rights on any matters (unless required by Delaware law), (ii) the holders will be prohibited from transferring shares of Class C Common Stock except to Handy, and (iii) the holders will be prohibited from pledging shares of Class C Common Stock. The Class C Common Stock will not have cumulative voting rights or preemptive rights to acquire additional shares of Handy stock. Class C Common Stock will only be issued as a patronage rebate to the extent necessary for a member to meet its required stock ownership requirements, as more fully discussed below under “Patronage Rebates.” Additional rights and restrictions on the Class C Common Stock are outlined in the “Current and Proposed Structure” table above.

Recommendation of the Board of Directors

Our board of directors has unanimously approved Proposal 4 and believes that the terms of Proposal 4 are in the best interests of Handy and are procedurally and substantively fair to our shareholders. The Recapitalization cannot be effected without the approval of this Proposal. No director voiced any dissent or abstained from the vote to approve the Recapitalization. The board unanimously recommends that the shareholders vote “FOR” approval and adoption of Proposal 4.

PROPOSAL 5 - THE PROHIBITION OF THE PAYMENT OF DIVIDENDS ON, AND THE TRANSFER OR PLEDGE OF SHARES, OF ALL CLASSES OF HANDY STOCK

Prohibition on the Payment of Dividends

The distribution of dividends will be expressly prohibited and the payment of patronage rebates will be expressly authorized in the Certificate of Incorporation and the Second Amended and Restated Bylaws.

Prohibition on the Transfer and Pledge of Handy Shares

The holders of Class A Common Stock currently are, and will remain, prohibited from transferring or pledging their shares except transfers to Handy. The holders of Class B Common Stock are not currently prohibited, but after the Recapitalization will be prohibited, from transferring or pledging their shares except transfers to Handy. The holders of the proposed Class C Common Stock will be prohibited from transferring or pledging their shares except to Handy.

Recommendation of the Board of Directors

Our board of directors has unanimously approved Proposal 5 and believes that the terms of Proposal 5 are procedurally and substantively fair to our shareholders. For Handy to operate as a cooperative for tax purposes, it cannot distribute dividends on any class of stock, nor can a shareholder transfer or pledge its shares. The Recapitalization cannot be effected without the approval of this Proposal. No director voiced any dissent or abstained from the vote to approve Proposal 5. The board unanimously recommends that the shareholders vote “FOR” approval and adoption of Proposal 5.

PROPOSAL 6 - TO OPERATE FOR TAX PURPOSES AS A COOPERATIVE UNDER SUBCHAPTER T OF THE INTERNAL REVENUE CODE AND DISTRIBUTE PATRONAGE REBATES.

Operating on a Cooperative Basis

Operating on a cooperative basis means that: (i) we will not have the capacity to pay dividends, (ii) we will pay patronage rebates and (iii) there must be democratic control, meaning that each of the members has one vote per share and each member has the same number of voting shares as all of the other members (10 shares equal to 10 votes).

Operating on a cooperative basis under Subchapter T of the Code would result in considerable tax savings for Handy. Based on our financial statements for fiscal year end 2005, we estimate that we will save approximately $300,000 to $400,000 a year in federal income taxes by operating as a cooperative. Currently, we are subject to a federal corporate income tax of up to 35% on our taxable income. The federal corporate income tax we pay reduces amounts available for distribution to our shareholders. When we distribute these earnings to our members as dividends on Preferred Stock, our members are subject to further federal income taxation on these earnings. For members other than corporations, the federal income tax rate on these distributions may be up to an additional 15%, and at lower rates for members which are corporations. This results in a total federal income tax on these earnings of up to 44.75%. If we are treated as a cooperative for federal income tax purposes, we would minimize the federal income tax impact on Handy by avoiding taxation at both the corporate and member levels on amounts distributed as a patronage rebate. Such rebates would be taxable to U.S. members as ordinary income for federal tax purposes. Distributions to foreign members may be subject to U.S. withholding taxes.

Additionally, operating as a cooperative will also align us more closely with the structure of other hardware wholesalers that operate as cooperatives, including most of our major competitors. After the Recapitalization, we will continue to focus, as we have always done, on providing our members with low cost, quality merchandise and increasing our members’ profits rather than our own profits.

Patronage Rebates

As contemplated by the Recapitalization, we will not retain any portion of our net earnings in excess of what is reasonably determined to be necessary for repayment of indebtedness, and creation of working capital and other reserves for the business. Instead, the board of directors will annually declare patronage rebates based on the Company’s net financial statement earnings (excluding non-patronage income or loss) for the prior year, if any. For example, if our prior year’s net financial statement earnings, after provision for income tax and holdbacks for repayment of indebtedness and creation of working capital and other reserves for the business, amounts to $1,000,000, and a member’s warehouse purchases accounted for 1% of all warehouse purchases made by members, that member would receive 1% of $1,000,000 or $10,000, which would be taxable as ordinary income to the U.S. member in the year received. If we do not have any net earnings at the end of a year, we will not distribute patronage rebates.

The board of directors has the authority to set the composition of the patronage rebate each year, but a minimum of 20% of the patronage rebate will be paid in cash. The manner of payment of patronage rebates to each member will differ based on whether the individual member has reached that member’s required stock ownership level. For members who meet their required stock ownership level, the balance will be paid either in cash or a note, or a combination of the two, as determined by the board of directors. For members who have not reached their required stock ownership level, the balance will be paid in Class C Common Stock to the extent necessary to meet the required stock ownership level, and the remaining amount of the balance, if any, will be paid in any combination of cash or a note, as determined by the board of directors. The patronage rebate notes will not bear interest, (although interest income may be imputed , however, under the Internal Revenue Code) will be unsecured, will be non-transferable, will not be allowed to be pledged and may be redeemed early at the option of Handy. As outlined in the Second Amended and Restated Bylaws and the form of Member Contract, members must consent to pay taxes on the total patronage rebate in the year the patronage rebate is distributed, whether the distribution is in cash, Class C Common Stock or a patronage rebate note. The board anticipates that it will try to distribute patronage rebates in a manner in which members have enough cash to pay any federal income taxes due by members and anticipates that the average amount of patronage rebates distributed will be greater than the average amount of preferred dividends distributed over the last five years.

Example of Distribution of Patronage Rebate

The following is an example of how a member’s patronage rebate will be calculated:

(A) Member’s warehouse purchases	$137,940
(B) All members’ warehouse purchases	$ 137,940,000
(C) Net Financial Statement Earnings	$1,742,042
(D) Working Capital (including tax thereon) retained by the Company	$500,000
(E) Total Patronage Rebate Available for Distribution	$1,242,042
(F) Patronage Rebate Rate (A/B)	.001
Member’s Patronage Rebate (ExF)	$1,242

Recommendation of the Board of Directors

Our board of directors has unanimously approved Proposal 6 and believes that it is in the best interest of Handy and fair to the shareholders. If Handy operates as a cooperative for federal income taxes purposes, it would result in considerable tax savings for Handy. Additionally, the board anticipates that the average amount of patronage rebates distributed will be greater than the average preferred dividend distributed over the last five years. The Recapitalization cannot be effected without the approval of this Proposal. No director voiced any dissent or abstained from the vote to approve Proposal 6. The board unanimously recommends that the shareholders vote “FOR” approval and adoption of Proposal 6.

PROPOSAL 7 - APPROVAL OF SECOND AMENDED AND RESTATED BYLAWS

To effect many of the changes in the recapitalization, Second Amended and Restated Bylaws will need to be approved. Many of the amendments to the current Bylaws are also included in the new Certificate of Incorporation including: (i) the requirement that Handy operate as a cooperative under Subchapter T of the IRC, (ii) the prohibition of dividends, (iii) the payment of patronage rebates, (iv) the restrictions on transferring and pledging Handy shares; and (v) the requirement that Handy repurchase a member’s shares upon withdrawal by the member.

The following amendments are exclusive to the Bylaws:

•
Upon a member’s withdrawal, Handy will continue to repurchase all of the Class A Common Stock in cash, and will continue to repurchase Class B and Class C Common Stock for cash in an amount equal to the greater of (a) $3,000 or (b) 20% of the aggregate par value of such shares; the remaining balance is to be repurchased by a five year non-interest bearing promissory note (rather than an interest bearing note as currently required) or immediate payment in cash at 85% of par value.

•	The removal of the provision in the Bylaws that requires the President to be a Director of the Company;

•
Revised stockholder voting requirements that conform to the DGCL. See “SPECIAL FACTORS - Description of the Recapitalization - Conversion from a Texas corporation to a Delaware Corporation” on page 20 for more detailed information;

Please see Appendix C for a complete copy of the proposed Second Amended and Restated Bylaws.

Recommendation of the Board of Directors

Our board of directors has unanimously approved Proposal 7 and believes that the Second Amended and Restated Bylaws are in the best interests of Handy and are fair to the shareholders. The Recapitalization cannot be effected without the approval of this Proposal. No director voiced any dissent or abstained from the vote to approve Proposal 7. The board unanimously recommends that the shareholders vote “FOR” approval and adoption of Proposal 7.

PROPOSAL 8: TO INCREASE THE MINIMUM REQUIRED STOCK OWNERSHIP LEVEL FROM $10,000 TO $20,000

We will continue to require members to own a minimum amount of stock, which will be increased from $10,000 to $20,000. We will continue to prepare a semi-monthly statement for each member stating that member’s total merchandise purchases made during the preceding half month. Total merchandise purchases will still include both the member’s warehouse purchases from our inventory and that member’s purchases directly from the manufacturer that are billed through us. An additional charge equal to 2% of the member’s warehouse purchases from our inventory is invoiced on each statement. Our board may, but traditionally does not, include the amount of purchases made by a member directly from the manufacturer when adding the 2% charge. We will continue to accumulate the funds from this 2% charge for each member to use for its purchase of Class B Common Stock. When a member’s accumulated funds total at least $2,000, we will apply $2,000 (and full multiples thereof) to the purchase of 20 shares of Class B Common Stock and retain any amounts which do not total $2,000 until the accumulated amounts again equal the $2,000 required for additional purchases.

We will continue to calculate each member’s required stock ownership level for a year in April of each year, which must be at least $20,000. We base each member’s required stock ownership level on the amount of its total merchandise purchases made during the previous calendar year. The formula for calculating a member’s required stock ownership level compares the member’s actual stock ownership as of December 31 of the previous year to that member’s total merchandise purchases made from January 1 to December 31 of that year. Actual stock ownership will include all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock owned by a member, with each share valued at its $100 par value.

The formula for calculating each member’s required stock ownership level after the Recapitalization will substantively remain the same, and is as follows:

Total Annual Merchandise Purchases	Percentage of Stock to Purchases	Required Stock Ownership Level

Level 1: $1 to $250,000	12.5% of total purchase amount	$31,250
Level 2: $250,001 to $500,000	10.0% of total purchase amount	$56,249
Level 3: $500,001 to $750,000	7.5% of total purchase amount	$74,999
Level 4: $750,001 to $1,000,000	5.0% of total purchase amount	$87,499
Level 5: above $1,000,000	2.5% of total purchase amount

Recommendation of the Board of Directors

Our board of directors has unanimously approved Proposal 8. The board considered the increase in the minimum required stock ownership level from $10,000 to $20,000 as a necessary requirement in order to cover the costs of doing business with each member. The $10,000 minimum stock ownership requirement has not been increased in over fifteen years and the board determined that it is no longer cost effective to ship to members who do not patronize Handy on a continuing basis at a certain level. No director voiced any dissent or abstained from the vote to approve Proposal 8. The board unanimously recommends that the shareholders vote “FOR” approval and adoption of Proposal 8.

Vote Required for Approval of the Recapitalization

The approval of Proposals 1 through 5 relating to the Recapitalization requires that the holders of two-thirds of the outstanding shares of Class A Common Stock, the holders of two-thirds of the outstanding shares of Class B Common Stock and the holders of two-thirds of the outstanding shares of Preferred Stock vote in favor of Proposals 1 through 5.

The approval of Proposals 6 through 8 requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon. Each share of stock is entitled to one vote per share.

As of the Record Date, there were [ ] shares of Class A Common Stock outstanding, [ ] shares of Class B Common Stock outstanding and [ ] shares of Preferred Stock outstanding. Therefore, at least [ ] Class A Common Stock votes, [ ] Class B Common Stock votes and [ ] Preferred Stock votes must be cast in favor of Proposals 1 through 5 and at least [ ] Class A Common Stock votes must be cast in favor of Proposals 6 through 8, in order for the Recapitalization to take place. Abstentions and non-votes will NOT be deemed affirmative votes, and will have the same effect as negative votes on each proposal. Such votes will be counted in determining the number of shareholders present in person or by proxy in determining whether a quorum is present. Proxies received in response to this solicitation will, in the absence of any contrary specification, be voted in favor of each of the Proposals.

Conduct of the Business after the Recapitalization

Other than as described in this Proxy Statement, we do not have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; a sale or transfer of any material amounts of our assets; a change in our board or management; a material change in our indebtedness or capitalization; or otherwise effect any material change in our corporate structure or business.

Accounting Treatment of the Recapitalization

We anticipate accounting for the Recapitalization as an exchange of stock by the shareholders resulting in no change to total stockholders’ equity.

Summary Selected Pro Forma Income Statement Data

The following table sets forth selected summary income statement data of Handy for the year ended December 31, 2005 and the six month period ended June 30, 2006, derived from the audited financial statements and unaudited financial statements for those periods, respectively. The selected summary pro forma financial data reflects the effect on net earnings for those periods if the proposed Recapitalization had taken place on January 1, 2005 and Handy had paid members a total patronage rebate of $1,000,000 for the year ended December 31, 2005 and a $560,000 patronage rebate for the six months ended June 30, 2006 (and provided for income taxes on amounts not distributed as patronage rebates) and did not accrue or pay any preferred stock dividends during either period.

	Year Ended December 31, 2005			Six Months Ended June 30, 2006
	Actual	Pro forma Adjustment	Pro forma	Actual	Pro forma Adjustment	Pro forma
Earnings Before Patronage Rebates and Provision for Income Tax	$2,228,903	-----	$2,228,903	$2,036,670	-----	$2,036,670
Less Patronage Rebates (Accrual)	-----	$(1,000,000(1))	$(1,000,000)	-----	$(560,000(1))	$(560,000)
Earnings After Patronage Rebates Before Provision for Income Tax	$2,228,903	$(1,000,000)	$1,228,903	$2,036,670	$(560,000)	$1,476,670
Less Provision for Income Tax	$(848,982)	$380,288(2)	$(468,694)	$(749,490)	$190,883(2)	$(558,607)
Net Earnings	$1,379,921	$(619,712)	$760,209	$1,287,180	$(369,117)	$918,063
Less Dividends on Preferred Stock	$(619,712)	$619,712(3)		$(369,117)	$369,117(3)
Net Earnings Applicable To Common Stockholders	$760,209	-----		$918,063	-----

_______________________________________________
(1) Pro forma Adjustment to include the estimated amount of patronage rebates for the period.

(2) Pro forma Adjustment to reflect the tax savings resulting from the payment of the patronage rebate.

(3) Pro forma Adjustment to remove the dividends on Preferred Stock.

Ratio of Earnings to Fixed Charges

The following table shows our ratio of earnings to combined fixed charges and preferred stock dividend requirements for the last two fiscal years and the six month period ended June 30, 2006. “Earnings” include pretax earnings from continuing operations plus fixed charges. “Fixed charges” include interest expense, the portion of rental expense attributable to interest, and amortization of debt expense. “Preferred stock dividend requirements” cover the amount of pretax earnings required to pay preferred stock dividends. For both 2004 and 2005 our earnings exceeded our combined fixed charges and preferred stock dividend requirements.

	2004	2005	Six Months Ended June 30, 2006
Earnings

Pretax Earnings	$1,752,808	$2,231,897	$2,036,670
Plus Fixed Charges	281,302	322,431	136,367

Total Earnings	$2,034,110	$2,554,328	$2,173,037

Fixed Charges

Interest Expense	$87,030	$123,202	$37,578
Rental Expense	194,272	199,229	98,789
Amortization of Debt Expense	-0-	-0-	-0-

Total Fixed Charges	$281,302	$322,431	$136,367

Preferred Stock Dividend Requirements	$894,881	$99,535	$585,900

Combined Fixed
Charges and Preferred
Stock Dividend Requirements	$1,176,183	$1,321,966	$722,267

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements	1.73	1.93	3.01

Book Value Per Share

The book value per share is always $100 per share, which is the par value.

Material Federal Income Tax Consequences of the Recapitalization

The following describes the material U.S. federal income tax consequences of the Recapitalization that are generally applicable to the holders of the Company's Preferred Stock, Class A or Class B Common Stock. These tax consequences will not apply if you dissent from the Recapitalization as described more fully below. This discussion is based on the Internal Revenue Code of 1986, as amended (referred to as the Code), existing, temporary, and proposed Treasury regulations thereunder, current administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to members that hold Handy stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular holder of Handy stock in light of such holder's personal circumstances, or to holders subject to special treatment under the United States federal income tax laws, such as investors in pass-through entities or persons who are not citizens or residents of the United States.

In addition, this discussion does not address any alternative minimum or any state, local or foreign tax consequences of the Recapitalization.

We do not intend to request an opinion of tax counsel or a ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Recapitalization on the members and there is no assurance that the Internal Revenue Service or the courts would agree with the conclusions set forth in this discussion.

You should consult your tax advisor with respect to the particular tax consequences of the Recapitalization to you based on your specific circumstances, applicable state, local, and foreign tax consequences and potential changes in applicable tax laws.

Recapitalization.

In general, a reorganization within the meaning of Section 368(a)(1)(E) of the Code includes an exchange by a shareholder of a corporation where that shareholder exchanges their preferred stock of that corporation with that corporation for common stock in that same corporation, provided the exchange also meets the other requirements of a reorganization under Section 368(a) of the Code. The Company has structured the Recapitalization to meet the requirements of a reorganization within the meaning of Section 368(a)(1)(E) of the Code. The following discussion is based on the assumption that the Recapitalization will qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Code for federal income tax purposes.

Conversion.

In connection with the Recapitalization, we will convert from a Texas corporation to a Delaware corporation pursuant to the Plan and Articles of Conversion.  This conversion should be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.  Neither holders of stock in the Company nor the Company will recognize any gain or loss on the conversion of the Company from a Texas corporation to a Delaware corporation.

Tax Consequences of the Recapitalization to our Shareholders.

Based on the Recapitalization qualifying as a reorganization within the meaning of Section 368(a)(1)(E) of the Code, the following are the tax consequences of the Recapitalization to you:

•
Preferred Shareholders. If you hold shares of Handy’s Preferred Stock and exchange those shares pursuant to the Recapitalization solely for shares of Handy’s Class B Common Stock, you will recognize no gain or loss on that exchange. In that case, your aggregate tax basis in the shares of Handy’s Class B Common Stock received in the Recapitalization will be equal to your aggregate tax basis in the shares Handy’s Preferred Stock exchanged therefor. Your holding period in the shares of Handy’s Class B Common Stock received in the Recapitalization will include your holding period of your shares of Handy’s Preferred Stock exchanged therefor.

•
Common Shareholders. If you hold shares of Handy’s Class A or Class B Common Stock, you will not be exchanging any of these shares pursuant to the Recapitalization. You will recognize no gain or loss as a result of your continuing to hold these shares of Handy’s Class A or Class B Common Stock and your tax basis and holding period with respect to these shares will be unchanged as a result of the Recapitalization.

•	Company. No gain or loss will be recognized by the Company as a result of the Recapitalization.

Reporting and Recordkeeping.

If you are a holder of Handy’s Preferred Stock and receive Handy’s Class B Common Stock in exchange for your shares of Handy’s Preferred Stock as a result of the Recapitalization, you will be required to file with your United States federal income tax return a statement setting forth your non-recognition of gain or loss upon the exchange of your shares of Handy’s Preferred Stock for shares of Handy’s Class B Common Stock pursuant to the Recapitalization. The Company will provide holders that receive Class B Common Stock pursuant to the Recapitalization with a form of the statement that needs to be filed with their federal income tax return that.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR MEMBER MAY BE AFFECTED BY MATTERS NOT DISCUSSED ABOVE, YOU ARE URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE RECAPITALIZATION TO YOU INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS FEDERAL TAX LAWS.

Failure to Effect the Recapitalization

If the proposed Recapitalization is not approved by our members and effected, we will remain a public company and continue to file annual and quarterly reports on Form 10-K and Form 10-Q, as well as all other filings required under the Exchange Act and the Securities Act. In addition, if the Recapitalization is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today. Our board of directors has considered the possibility that the Recapitalization may not be implemented. The board determined that the potential benefits to our Company and its members of implementing the Recapitalization were worth the risk.

Source of Funds and Expenses

We estimate that professional fees and other expenses related to the Recapitalization will total approximately $330,000, as follows:

Legal fees	$215,000
Accounting fees	$100,000
Printing and mailing costs	$5,000
Other	$10,000
Total	$330,000

Handy will be responsible for paying the expenses of the Recapitalization and will use its current working capital and cash flow to pay these expenses.

Dissenters’ and Appraisal Rights Regarding the Recapitalization

Dissenters’ Rights.

THE FOLLOWING IS A SUMMARY OF THE MATERIAL STATUTORY PROCEDURES TO BE FOLLOWED BY YOU IN ORDER TO DISSENT FROM THE RECAPITALIZATION AND PERFECT APPRAISAL RIGHTS. IF YOU WANT TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD REVIEW CAREFULLY ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA, AND YOU ARE URGED TO CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE THESE RIGHTS. THE FAILURE TO PRECISELY FOLLOW ALL THE NECESSARY LEGAL REQUIREMENTS MAY RESULT IN THE LOSS OF SUCH APPRAISAL RIGHTS. THIS DESCRIPTION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA, WHICH ARE ATTACHED AS APPENDIX F TO THIS PROXY STATEMENT.

Handy’s shareholders as of the Record Date who follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the TBCA will be entitled to demand, if the Recapitalization is completed, that we purchase their shares of Class A and Class B Common Stock and Preferred Stock for an amount in cash equal to the fair value of their shares. Under the TBCA, the fair value of shares for the purposes of exercise of appraisal rights is defined as the value of the shares as of the day immediately before the date of the annual meeting.

How to Exercise and Perfect Your Right to Dissent.

In order to be eligible to exercise your right to dissent from the Recapitalization and to receive the fair value of your shares of Handy stock as of the day immediately preceding the annual meeting, you must provide us with a written objection to the Recapitalization before the annual meeting. The written objection must state that you intend to exercise your right to dissent if the Recapitalization is completed and provide an address to which you may be given notice that the Recapitalization has been effected. Neither a proxy nor a vote against the Recapitalization is sufficient to constitute a written objection as required under the TBCA.

Any written objection with notice of intent to exercise the right of dissent should be addressed as follows:

Handy Hardware Wholesale, Inc.
8300 Tewantin Drive
Houston, Texas 77061
Attn: Tina S. Kirbie

IN ORDER TO EXERCISE APPRAISAL RIGHTS, YOU MUST REFRAIN FROM VOTING BY PROXY OR IN

PERSON IN FAVOR OF THE RECAPITALIZATION. A shareholder who signs and returns an unmarked proxy will have his or her shares voted “FOR” the Recapitalization and, as a consequence, such shareholder will be foreclosed from exercising rights as a dissenting shareholder.

Your Demand for Payment.

If the Recapitalization is completed, we will within ten days after the effective date of the Recapitalization deliver or mail to all holders of our stock who satisfied the foregoing requirements a written notice that the Recapitalization has been effected. You must, within ten days from the delivery or mailing of the notice by us, make written demand on us for payment of the fair value of your shares of Handy stock. That written demand must state the number and class of the shares that you owned as of the effective time of the Recapitalization and your estimate of the fair value of the shares. The fair value of your shares of Handy stock will be the value of the shares on the day immediately preceding the annual meeting. If you fail to make such a demand within the ten-day period, you will lose the right to dissent and will be bound by the Recapitalization. In order to preserve your appraisal rights, within 20 days after making a demand for payment, you must also submit your Handy stock certificates to Handy for notation on the certificates that such demand has been made. The failure to do so will, at our option, terminate your rights of dissent and appraisal unless a court of competent jurisdiction for good and sufficient cause shown directs otherwise.

Action Upon Receipt of Your Demand for Payment.

Within 20 days after receiving your written demand for payment and estimate of the fair value of your shares of Handy stock, we must mail or deliver to you a written notice that either:

• we accept the amount declared in the demand and agree to pay that amount within 90 days after the effective date of the Recapitalization and upon surrender of duly endorsed certificate(s) representing your shares of Handy stock; or

• we state our estimate of the fair value of the shares and offer to pay the amount of that estimate within 90 days after the effective date of the Recapitalization upon receipt of notice from you within 60 days after the effective date of the Recapitalization that you agree to accept our estimate and upon surrender of duly endorsed certificate(s) representing your shares of Handy stock.

Payment of the Fair Value of Your Shares of Stock Upon Agreement of an Estimate.

If we agree upon the fair value of your shares of stock within 60 days after the effective date of the Recapitalization, we will pay the amount of the agreed value to you upon receipt of your duly endorsed share certificates within 90 days after the effective date of the Recapitalization. Upon payment of the agreed fair value, you will cease to have any interest in such shares.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled.

If we have not agreed upon the fair value of your shares of Handy stock within the 60-day period immediately after the effective date of the Recapitalization, then either you or Handy may, within 60 days after the expiration of the 60-day period after the effective date of the Recapitalization, file a petition in any court of competent jurisdiction in Harris County, the county in Texas where Handy’s principal office is located, asking for a finding and determination of the fair value of the shares. If filed by a shareholder, service of the petition is to be made upon Handy. Within ten days after service of the petition was made on us, we must file with the clerk of the court a list with the names and addresses of all shareholders who have demanded payment and not reached agreement as to the fair value. If filed by us, the petition must be accompanied by such a list. The clerk of the court is to give notice to us and all shareholders named on the list of the time and place fixed for the hearing of the petition.

After the hearing of the petition, the court is to determine the shareholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court is to appoint one or more qualified appraisers to determine the fair value. The appraisers may examine the books and records of Handy and must afford the interested parties a reasonable opportunity to submit pertinent evidence as to the value of the shares. The appraisers are to make a determination of the fair value upon such examination as they deem proper. The appraisers will file a report of the value in the office of the clerk of the court, notice of which will be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court will adjudge the fair value of the shares of the shareholders entitled to payment for their shares and will direct the payment thereof by us, together with interest which will begin to accrue 91 days after the effective date of the Recapitalization. However, the judgment will be payable only upon and simultaneously with surrender of the certificates representing your shares, duly endorsed. Upon Handy’s payment of the judgment, you will cease to have any interest in the shares. In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the Recapitalization is the exclusive remedy for the recovery of the value of such shareholder’s shares or money damages with respect to the Recapitalization.

The court must allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable, with the respective parties to bear their own attorneys’ fees.

Any shareholder who has demanded payment for such holder’s shares may withdraw such demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless we consent after such a petition has been filed in court. After a demand has been withdrawn, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have approved the Recapitalization and will be bound by its terms.

PROPOSAL TO ELECT FOUR DIRECTORS

Nominees for Election

At the annual meeting of shareholders, three Class C directors are to be elected for three year terms. If the Recapitalization is NOT approved, and Tina Kirbie is elected as a director, she will be elected for a one year term. If the Recapitalization IS approved, and Tina Kirbie is elected as a director, Tina Kirbie will resign as a director upon the effective date of the Recapitalization. The following four persons have been nominated for election at the 2006 annual meeting as members of the board of directors:

If Elected, Term as
Nominee	Director Will Expire
Terrill Bartlett	2009
Craig Blum	2009
Leroy Welborn	2009
Tina S. Kirbie	2007

Each of these nominees is currently a director of the company. For further information on the nominees, see “Directors and Executive Officers” herein.

The board of directors has positions for up to ten members. The Bylaws of the Company provide for three classes of directors and each year the shareholders of the Company are to elect directors in one of these classes, each to serve a three year term or until his or her successor is chosen and qualified. The directors are divided into classes based on the year of their election, and not based on any specific qualification as a director or any other criteria. The directors who are divided into the three classes must be shareholders or individuals who are owners, directors or officers of the shareholders. To be elected, a nominee must receive the votes of the holders of a majority of the votes shares to vote for his or her position. The Bylaws currently require that the President be appointed as a director. If the Recapitalization is approved, the Bylaws will be amended so that the President is no longer a director of the Company. Therefore, Tina S. Kirbie is listed as a director nominated for election, but will only serve a full term if the Recapitalization fails and will otherwise only serve as a director until the Recapitalization is effective.

Unless a shareholder otherwise specifies therein, each proxy will be voted in favor of the nominees for directors listed. In case any nominee shall for any reason become unavailable or unable to serve as a director, unless a contrary choice is indicated, all proxies will be voted for the election of such person as the individuals named in the enclosed proxy deem appropriate. Management is not aware of any circumstances likely to cause any of the nominees to become unavailable for election as a director.

The board of directors recommends that the shareholders vote “FOR” the election as directors of
Terrill Bartlett, Craig Blum, Leroy Welborn and Tina S. Kirbie.

Directors and Executive Officers

We currently have ten directors. On March 31, 2006, Mr. Jameson resigned as a director in connection with the board’s and his mutual decision to voluntarily terminate his position as President and Chief Executive Officer of the Company. On that same date, Tina S. Kirbie was appointed interim principal executive officer and on May 23, 2006, Tina Kirbie automatically became a director, pursuant to Handy’s Bylaws, upon her appointment as President and CEO. Each current director, except for Tina Kirbie, is independent based on the definition of independence pursuant to Item 303A of the New York Stock Exchange Corporate Governance Rules. The following table sets forth certain information relating to the directors of the Company and their periods of service:

Name	Age	Position	Director Since	Term as Director Will Expire
Terrill Bartlett	49	Director	2004	2006
Ken Blackmon	58	Director	2004	2008
Craig E. Blum	49	Director	2000	2006
Suzanne Elliott	42	Director	2002	2008
Isaac Epstein	73	Director	2006	2008
James Geeslin	53	Director	2006	2007
William R. Hill	56	Director	2001	2007
Tina S. Kirbie	58	Director, President	2006	2007
Jimmy T. Pate	58	Chairperson of the Board	1998	2007
Leroy Welborn	70	Director	1994 1994	2006

Each of the directors, except for Tina S. Kirbie and James Geeslin, has been engaged for more than the past five years as a proprietor, executive officer, director and/or shareholder of a member-dealer firm engaged in the retail hardware business, as summarized in the following table. Prior to becoming a member in 2003, Mr. Geeslin was an Executive Vice President for Extraco Corporation, which provides banking and mortgage services in Waco, Texas.

Name	Member-Dealer	Location	Member Since

Terrill Bartlett	T. W. Bartlett Lumber, Inc.	1 Main Street Canadian, Texas 79014 806-323-6444 (Ext. 30)	1970
Ken Blackmon	Ken’s Discount Building Material, Inc.	1200 NW Avenue El Dorado, Arkansas 71731 870-862-4917	1992
Craig E. Blum	Woodson Lumber Company	702 West Buck Street Caldwell, Texas 77836 979-567-3212	1975
Suzanne Elliott	O’Day Rental and Supply, Inc.	6614 Broadway Pearland, Texas 77588 281-485-6111	1984
Isaac Epstein	Economy Lumber Yard, Inc.	4200 I-35 North Laredo, Texas 78041 956-721-7300	1958

James Geeslin	Jamnie Investment Corp.	201 S. Frontage Road Lorena, Texas 76655 254-857-8010	2003
William R. Hill	Bobkat Enterprises, Inc.	2550 Mangum Commerce, Texas 75428 903-886-7917	1996
Jimmy T. Pate	Pate’s Hardware, Inc.	808 East Central Comanche, Texas 76442 325-356-3177	1988
Leroy Welborn	Best Electric & Hardware Company	3647 S. Peoria Tulsa, Oklahoma 74105 918-743-3763	1977

The following table sets forth certain information relating to the executive officers of the Company and their periods of service:
Name	Age	Office	Executive Officer Since
Tina S. Kirbie	58	President, Chief Executive Officer, Secretary and Treasurer	1981
J. Lynn Bradley	44	Chief Financial Officer	2006
Duwayne R. Maurer	57	Chief Operating Officer and Vice President of Management Information Systems	1995
David W. Washburn	64	Vice President of Warehouse Delivery Operations	1995
R. Ken Harvey	56	Vice President of Membership and Dealer Services	2000
Mickey Schulte	39	Vice President of Marketing	2006

Since 2004, Mr. Bradley served as Corporate Controller and Director of Tax for Flotek Industries, which manufactures and markets specialty chemicals and downhole drilling and production equipment based in Houston, Texas. From 1993-2003 he was a self-employed CPA in El Dorado, Arkansas. Prior to 2006, Mr. Schulte served as Director of Marketing of the Company and prior to that he worked in the Company’s marketing department and as an outside sales representative. No director or executive officer has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). No director or executive officer has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and executive officers are U.S. citizens.

Meetings and Committees of the Board of Directors

Meetings

During the Company’s fiscal year ended December 31, 2005, the board of directors of the Company held six meetings. Each director attended at least 75 percent of the board meetings and meetings of committees of which he or she is a member. Each director is paid $750 per meeting attended.

We do not have any requirement that directors attend the annual meeting of shareholders; however, all ten members of the board of directors attended last year’s annual meeting of shareholders and are expected to attend this year’s annual meeting.

Committees

The following sets out the committee memberships of the members of the board of directors as of June 1, 2006.

Nominating Committee

We have a standing Nominating Committee, consisting of the Chairperson of the board and three other directors. The Nominating Committee does not have a charter. The Nominating Committee is charged with the responsibility of selecting nominees for director each year, one of whom will also serve as President, to be presented at the Company’s annual shareholders’ meeting. The Nominating Committee generally meets in February of each year, and held one meeting during the year ended December 31, 2005, at which they selected nominees for the 2006 annual meeting. The 2006 Nominating Committee is composed of Ken Blackmon (Chairperson), Jimmy T. Pate (as a nonvoting member in his capacity of Chairperson of the board), Suzanne Elliott, James Geeslin, and William R. Hill. All five directors on the Nominating Committee are “independent” based on the definition of “independence” pursuant to Item 303A of the New York Stock Exchange Corporate Governance Rules.

The Nominating Committee has a policy that it will consider the names of potential nominees for director submitted in writing by a member of the Company. See “Shareholder Proposals for 2007 Annual Meeting” below. There are no prescribed qualifications or skills that the Nominating Committee believes must be possessed by a nominee to qualify for the Company’s board of directors. The Nominating Committee identifies potential nominees through recommendations from members, regional district managers and management. The Nominating Committee does not evaluate nominees recommended by members on a different basis than that used to evaluate other nominees.

Audit Committee

We have no audit committee and no “audit committee financial expert” as that term is defined by the SEC. Those functions are performed by the independent board of directors. The board of directors does not maintain a separate written charter to detail the specific audit committee functions it performs. A report of the independent board of directors functioning in the place of an audit committee appears under the caption “Report of the Independent Board of Directors Acting as the Audit Committee of the Company” below.

Report of the Independent Board of Directors Acting as the Audit Committee of the Company

We have no standing audit committee, such functions being performed by the independent board of directors. The independent board of directors has reviewed and discussed with management our audited financial statements for the year ended December 31, 2005. The independent board of directors also discussed with the Company’s independent auditors, BKD LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The independent board of directors received the written disclosures and the letter from BKD LLP required by Independence Standards Board Standard No. 1 and discussed with BKD LLP its independence. Based on the review and discussions referred to above, the independent board of directors approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for filing with the SEC for the year ended December 31, 2005.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.
Independent Board of Directors

Terrill Bartlett
Ken Blackmon
Craig E. Blum
Suzanne Elliott
Isaac Epstein
James Geeslin
William R. Hill
Jimmy T. Pate
Leroy Welborn

Compensation Committee

The independent board of directors functions as the Compensation Committee. The Compensation Committee held one meeting for the year ended December 31, 2005.

The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer and Executive Vice President and Chief Financial Officer for the last three fiscal years and the Company’s Vice President-Membership and Marketing for the last two fiscal years. No other executive officer of the Company earned more than $100,000 for fiscal year 2005.

Annual Compensation				All Other Compensation
Name and Principal Position	Year	Salary	Bonus
Jerry Donald Jameson Chief Executive Officer	2005 2004 2003	$ 175,000 $ 175,000 $ 175,000	$ 115,000 $ 115,000 $ 105,000	$ 15,025[1] $ 15,398[2] $ 13,183[3]

Tina S. Kirbie Executive Vice President, Chief Financial Officer	2005 2004 2003	$ 78,000 $ 79,000 $ 78,000	$ 60,500 $ 60,000 $ 55,000	$ 4,512[4] $ 4,140[4] $ 3,892[4]

R. Ken Harvey Vice President-Membership and Marketing	2005 2004	$ 80,600 $ 80,091	$ 42,566 $ 18,460	$ 5,330[5] $ 3,835[6]
_____________________________
1 Includes $4,500 paid in 2005 as compensation for services as a director, a $3,392 benefit for a Company car and a $7,133 contribution by the Company on behalf of Mr. Jameson to the Company’s Employee 401(k) Profit Sharing Plan.

2 Includes $3,750 paid in 2004 as compensation for services as a director, a $3,638 benefit for a Company car and a $8,010 contribution by the Company on behalf of Mr. Jameson to the Company’s 401(k) Profit Sharing Plan.

3 Includes $3,750 paid in 2003 as compensation for services as a director, a $3,433 benefit for a Company car and a $6,000 contribution by the Company on behalf of Mr. Jameson to the Company’s Employee 401(k) Profit Sharing Plan.

4 Includes contributions by the Company on behalf of Ms. Kirbie to the Company’s 401(k) Profit Sharing Plan, totaling $4,512, $4,140 and $3,892 for the years ended December 31, 2005, 2004 and 2003, respectively.

5 Includes $1,284 paid in 2005 for a Company car and a $4,046 contribution by the Company on behalf of Mr. Harvey to the Company’s 401(k) Profit Sharing Plan.

6 Includes $846 paid in 2004 for a Company car and a $2,989 contribution by the Company on behalf of Mr. Harvey to the Company’s 401(k) Profit Sharing Plan. Mr. Harvey’s compensation for 2003 did not exceed $100,000.

Employment Contract with Chief Executive Officer

On November 13, 2001, we entered into its initial employment contract with Mr. Jameson, effective as of August 20, 2001, the date he joined the Company. Mr. Jameson initially served as Chief Operating Officer and became Chief Executive Officer upon Mr. Tipton’s retirement on January 2, 2002. The board of directors approved amendments to the employment agreement on December 16, 2003, February 17, 2005 and November 17, 2005 to extend the term of the employment agreement and increase Mr. Jameson’s salary. Effective March 31, 2006, Handy and Mr. Jameson mutually agreed to voluntarily terminate his employment as our President and Chief Executive Officer. In consideration of this voluntary termination of employment, Mr. Jameson received the remainder of his 2006 annual salary of $180,000. On March 31, 2006, the board appointed Tina S. Kirbie as Interim Principal Executive Officer and on May 23, 2006, the board appointed her Director, President and Chief Executive Officer. There is currently no employment agreement between Ms. Kirbie and the Company.

Report of the Board of Directors on Executive Compensation

Chief Executive Officer Compensation for 2005

The compensation of the Company’s Chief Executive Officer is established by the Company’s independent board of directors. Mr. Jameson served as the Company’s Chief Executive Officer during 2005. His compensation consisted principally of salary and an annual bonus. Because of the nature of the Company’s securities and the absence of any public market for these securities, the Company has no stock option or other stock incentive plans. Mr. Jameson’s bonus was paid in December of 2005, based on a decision made by the independent board of directors.

The board of directors believes that the best measure of our success and of the Chief Executive Officer’s performance is the growth in its sales. Accordingly, in making its recommendations as to the Chief Executive Officer’s salary and bonus, the board principally considers the growth in our sales, but also considers other factors such as those discussed below. The board’s consideration of these factors is subjective in character, without utilization of a formula or strict numerical criteria. Performance factors considered in the typical public company, such as growth in earnings and earnings per share, stock price performance and return on equity, are not relevant to a hardware wholesaler such as the Company because our members invest in us to obtain access to the services we provide, not in expectation of a return on their investment.

The board of directors may also recommend increases in the Chief Executive Officer’s compensation if it believes his or her compensation is less than that paid to chief executive officers of companies with comparable sales revenues. The board has not created any particular group of companies for comparison purposes, or otherwise engaged in a systematic review of executive compensation at comparable companies. Instead, the board derives information on executive compensation at other companies in an unstructured manner, principally from trade journals and business publications.

The board’s recommendations regarding Mr. Jameson’s salary in 2005 and its decision in December 2005 to pay him a year-end bonus of $115,000 for 2005, were based principally on the following factors:

●	Our sales have steadily grown in recent years, from $189,068,660 in 2003 to $198,327,611 in 2004, and to $218,853,643 in 2005.

●	Mr. Jameson led initiatives which improved warehouse operations, including processes and procedures to fill members’ orders accurately.

●	Mr. Jameson introduced innovations in Handy’s marketing.

●	The Committee determined that Mr. Jameson’s compensation may be somewhat less than the compensation of chief executive officers of companies with comparable sales revenues.

Other Executive Officers

Compensation for other executive officers of the Company is normally determined by the board of directors based upon recommendations made by the Chief Executive Officer. These recommendations are generally based upon the Chief Executive Officer’s subjective assessment of individual job performance and an attempt to retain the Company’s executives. Unlike the Chief Executive Officer’s compensation, compensation to other executive officers is not based upon our performance in increasing sales, but is based on a combination of measurements of Handy’s performance and individual performance. The compensation of the other executive officers has increased steadily but moderately in recent years.

Independent Board of Directors

Terrill Bartlett
Ken Blackmon
Craig E. Blum
Suzanne Elliott
Isaac Epstein
James Geeslin
William R. Hill
Jimmy T. Pate
Leroy Welborn

Security Ownership of Certain Beneficial Owners and Management

No shareholder is the beneficial owner of more than five percent of any class of the Company’s voting securities.

The following table shows the number of shares of Class A Common Stock, Class B Common Stock and Preferred Stock beneficially owned as of June 30, 2006 by each of the directors, nominees for director, and all executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership [1]
	Class A Common Stock		Class B Common Stock		Preferred Stock
Terrill Bartlett	10	0.1%	740	*	830	*
Ken Blackmon	10	0.1%	338	*	338	*
Craig E. Blum [2]	10	0.1%	1,283	1.3%	1,357	1.3%
Suzanne Elliott	10	0.1%	833	*	833	*
Isaac Epstein	10	0.1%	816	*	836	*
James Geeslin	10	0.1%	30	*	30	*
William R. Hill	10	0.1%	765	*	785	*
Tina S. Kirbie	0	0	0	0	0	0
Jimmy T. Pate	10	0.1%	912	*	952	*
Leroy Welborn	10	0.1%	325	*	325	*
All directors, nominees and executive officers as a group (13 persons) [3]	90	0.9%	6,042	6.2%	6,286	6.3%
______________
* Less than one percent

1 All share figures are rounded up to the nearest whole share. All percentages are rounded to the nearest tenth of a percent. Columns may not total due to rounding. Shares shown as beneficially owned by the directors are owned of record by the member’s entity affiliated with each director. In some cases, the directors share voting and investment powers with other members of management of their affiliated entities.

2 Craig Blum does not hold any of the voting or investment power with respect to the shares owned by Woodson Lumber Company, all such power being held by Ann Yager Chapman and Henrietta Yager.

3 None of the Company’s executive officers own any shares in the Company.

Compliance with Section 16 of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of Forms 3, 4, and 5 furnished to us during 2005, our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

Certain Relationships and Related Transactions

Each of the directors is affiliated with at least one company that is a member of Handy. Those members purchased merchandise from us during 2004 and 2005. Merchandise purchases by such members have been and will continue to be made in the ordinary course of business and treated by us in exactly the same manner, including the same terms, prices and conditions, as purchases by other members. None of the following members’ purchases exceeded five percent of the Company’s gross revenues for 2004 or 2005. All of the following members’ purchases exceeded five percent of those members’ gross revenues for 2004 and 2005.

Name	Member	Address and Phone	Employed Since	Dollar Value of Purchases for Fiscal Year Ended December 31, 2004	Dollar Value of Purchases for Fiscal Year Ended December 31, 2005
Terrill Bartlett	T. W. Bartlett Lumber, Inc.	1 Main Street Canadian, Texas 79014 806-323-6444	1970	$2,543,520	$2,723,505
Ken Blackmon	Ken’s Discount Building Material, Inc.	1200 N. West Ave El Dorado, Arkansas 71730 870-862-4917	1992	$531,337	$493,197
Craig E. Blum	Woodson Lumber Company	702 W. Buck Street P.O. Box 419 Caldwell, Texas 77836 979-567-3212	1975	$2,104,860	$2,213,316
Suzanne Elliott	O’Day Rental and Supply, Inc.	6614 Broadway Pearland, Texas 77588 281-485-6111	1984	$719,369	$787,424
Isaac Epstein	Economy Lumber Yard, Inc.	4200 Interstate 35N Laredo, Texas 78043 956-721-7300	1975	$1,931,700	$2,335,557
James Geeslin	Jamnie Investment Corp.	P.O. Box 70 Lorena, Texas 76655 254-857-8010	2003	$141,751	$155,528
William R. Hill	Bobkat Enterprises, Inc.	2550 Mangum Commerce, Texas 75428 903-886-7917	1996	$2,188,428	$2,502,359
Jimmy T. Pate	Pate’s Hardware, Inc.	808 East Central Comanche, Texas 76442 325-356-3177	1988	$1,847,622	$1,416,999
Leroy Welborn	Best Electric & Hardware Company	3647 S. Peoria Tulsa, Oklahoma 74105 918-743-3763	1977	$517,723	$573,300

Independent Registered Public Accounting Firm

The board of directors appointed BKD LLP as independent public accountants of the Company for the fiscal year ended December 31, 2005. BKD LLP has served as independent public accountants of the Company from May 13, 2005. Representatives of BKD LLP are expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement and answer any questions if they desire to do so. On April 22, 2005, Clyde D. Thomas & Company, P.C. (“Clyde D. Thomas”) informed us that it would decline to stand for re-election as our independent public accountant. Clyde D. Thomas informed management that the firm was retiring the auditing functions of its business and would not be available to serve as the independent public accounts for the Company for the fiscal year ended December 31, 2005, although subsequent to this time, it was determined that Clyde D. Thomas would continue to act as the Company’s independent public accountant and assist in the review of the Company’s financial statements for the quarter ended March 31, 2005 in order to give us an adequate amount of time to interview and select a new independent public accountant. Based on Clyde D. Thomas’ decision not to stand for re-election, the board of directors approved a motion to change accountants.

Consideration of Auditor’s Fees and Services

Audit Fees

Fees billed to us by BKD LLP in 2005 and Clyde D. Thomas & Co. in 2004 for its audit of our financial statements for the years ended December 31, 2005 and 2004, respectively, and for its review of the financial statements included in our 2005 and 2004 Quarterly Reports on Form 10-Q filed with the SEC totaled $95,000 for 2005 and $60,400 for 2004.

Audit-Related Fees

There were no fees billed in either of the last two fiscal years for assurance and related services by BKD LLP and Clyde D. Thomas & Co.

Tax Fees

Fees billed or expected to be billed to us by BKD LLP and Clyde D. Thomas & Co. for the Company’s 2005 and 2004 fiscal year, respectively, for all tax services rendered to us, made up of tax related services including to our 401(k) Profit Sharing Plan and tax planning relating to our prospective operation as a cooperative, totaled $43,550 for 2005 and $10,500 for 2004, respectively.

All Other Fees

There were no other fees billed in either of the last two fiscal years for products or services provided by BKD LLP or Clyde D. Thomas & Co. other than those previously mentioned above.

All of BKD’s and Clyde D. Thomas & Co.’s audit-related, tax and other services were pre-approved by the board of directors in April 2005 and May 2004.

ADDITIONAL INFORMATION

Schedule 13E-3

We have filed concurrently with this proxy statement a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Recapitalization. The Schedule 13E-3 contains additional information about the Company and the Recapitalization. Copies of the Schedule 13E-3 are available for inspection over the Internet at the SEC’s web site at http://www.sec.gov. Copies of the Schedule 13E-3 are also available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Tina Kirbie, 8300 Tewantin Drive, Houston, Texas 77061 or (713) 644-1495.

Securities Transactions

There have not been any transactions in our securities within the last 60 days. We suspended sales of our stock as of April 30, 2006.

Market for Common Stock

There is no established public trading market for any class of our capital stock.

Dividend Policy

Currently, the holders of Preferred Stock are entitled to cumulative dividends of not less than 7 percent per year nor more than 20 percent per year of the par value ($100 per share) of the shares of Preferred Stock, as fixed by the board of directors. The Company has never paid dividends on either class of its Common Stock. If the Recapitalization is approved, no dividends will be payable on any of the capital stock. Handy anticipates paying its final dividend on preferred stock before the end of the year.

The following amounts of dividends were paid for the years 2005 and 2006, respectively: $619,712 paid in the first quarter of 2005 and $738,234 paid in the first quarter of 2006.

Prior Stock Repurchases

We provide for stock to be repurchased at an average price of $100 per share, payable either by a five-year interest bearing promissory note or on a discounted basis for an immediate payment in cash.

DATE	TOTAL NUMBER OF SHARES PURCHASED	RANGE OF PRICES PAID	AVERAGE PRICE PAID
April 1 - June 30, 2004	7765 shares	$100 per share	$100 per share
July 1 - September 30, 2004	1131.5 shares	$100 per share	$100 per share
October 1 - December 31, 2004	1,795.50 shares	$100 per share	$100 per share
January 1 - March 31, 2005	1,264 shares	$100 per share	$100 per share
April 1 - June 30, 2005	1,028 shares	$100 per share	$100 per share
July 1 - September 30, 2005	1,696 shares	$100 per share	$100 per share
October 1 - December 31, 2005	1,764 shares	$100 per share	$100 per share
January 1 - March 31, 2006	5,969 shares	$100 per share	$100 per share
April 1 - June 30, 2006	1,811 shares	$100 per share	$100 per share

OTHER BUSINESS

The board of directors does not know of any other business to be presented at the annual meeting of shareholders. If any other matter properly comes before the meeting, however, the enclosed proxy card confers upon the persons entitled to vote the shares represented by such proxy discretionary authority to vote the same on behalf of the shareholders they represent in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may request a copy of any of our filings, at no cost, by writing or telephoning us at our headquarters:

Handy Hardware Wholesale, Inc.
8300 Tewantin Drive
Houston, Texas 77061
(713) 644-1495
Attention: Tina S. Kirbie

INCORPORATION OF INFORMATION BY REFERENCE

Item 13(b)(2) of Rule 14a-101 allows us to include information in this document by “incorporating by reference,” which means that we can disclose important information to you by referring to those documents. We incorporate by reference the following documents we have filed with the SEC:

•	Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2005 as filed with the SEC on March 30, 2006 and April 28, 2006, respectively; and

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 as filed with the SEC on August 14, 2006.

The documents incorporated by reference have been delivered to the shareholders.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

It is anticipated that our 2007 annual meeting of shareholders will be held on April 17, 2007. Any proposal to be presented by a shareholder at our 2007 annual meeting of shareholders must be received in writing by the Company at its principal executive offices (8300 Tewantin Drive, Houston, Texas 77061) no later than November 25, 2006, so that it may be considered by us for inclusion in our proxy statement and form of proxy relating to that meeting.

We encourage shareholders to communicate directly with the board of directors. Communications can be sent via electronic mail to tkirbie@handyhardware.com, via facsimile to 713-388-3694, or in writing to the Company, the board of directors or the individual directors. All communications to the board of directors, which are sent to the Company’s address, will be forwarded to the entire board of directors or an individual director as requested.

By Order of the Board of Directors

Tina S. Kirbie
President and Secretary

Houston, Texas
September __, 2006

PROXY
HANDY HARDWARE WHOLESALE, INC.

This Proxy is Solicited by the Board of Directors for the
Annual Meeting of Shareholders to be held on October 24, 2006

The undersigned hereby appoints Tina S. Kirbie and Jimmy T. Pate or either of them, each with full power of substitution, attorneys and proxies of the undersigned to vote as designated below all shares of Class A and Class B Common Stock and Preferred Stock of Handy Hardware Wholesale, Inc. (the “Company”), which the undersigned is entitled to vote at the annual meeting of shareholders to be held on October 24, 2006, Houston, Texas at 7 p.m., Houston time, or at any adjournment thereof:

GROUP A - Requires Two-Thirds Approval of Each Class of Stock

PROPOSAL 1.	The conversion of each issued share of Preferred Stock into one issued share of Class B Common Stock.

INSTRUCTION:	Check the appropriate box below to vote all of your shares of Class A Common Stock, Class B Common Stock, Preferred Stock for Proposal 1:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

PROPOSAL 2.	The approval of a Plan and Articles of Conversion to convert from a Texas corporation to a Delaware corporation.

INSTRUCTION:	Check the appropriate box below to vote all of your shares of Class A Common Stock, Class B Common Stock, Preferred Stock for Proposal 2:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

PROPOSAL 3.	The approval of a new Delaware Certificate of Incorporation.

INSTRUCTION:	Check the appropriate box below to vote all of your shares of Class A Common Stock, Class B Common Stock, Preferred Stock for Proposal 3:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

PROPOSAL 4.	The authorization of a new class of stock, Class C Common Stock, par value $100 and the increase in authorized shares of Class B Common Stock.

INSTRUCTION:	Check the appropriate box below to vote all of your shares of Class A Common Stock, Class B Common Stock, Preferred Stock for Proposal 4:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

PROPOSAL 5.	The prohibition of the payment of dividends, on and the transfer or pledge of shares of all classes of Handy stock.

INSTRUCTION:	Check the appropriate box below to vote all of your shares of Class A Common Stock, Class B Common Stock, Preferred Stock for Proposal 5:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

INSTRUCTION: To withhold authority to vote any of your Class A Common Stock, Class B Common Stock or Preferred Stock for any proposal, state which proposal you would like to withhold shares of and the number of shares of each class of stock that you would like to withhold your vote.

PROPOSAL	CLASS A COMMON STOCK	CLASS B COMMON STOCK	PREFERRED STOCK

	No. of Shares to Withhold	No. of Shares to Withhold	No. of Shares to Withhold

PROPOSAL	CLASS A COMMON STOCK	CLASS B COMMON STOCK	PREFERRED STOCK

	No. of Shares to Withhold	No. of Shares to Withhold	No. of Shares to Withhold

PROPOSAL	CLASS A COMMON STOCK	CLASS B COMMON STOCK	PREFERRED STOCK

	No. of Shares to Withhold	No. of Shares to Withhold	No. of Shares to Withhold

PROPOSAL	CLASS A COMMON STOCK	CLASS B COMMON STOCK	PREFERRED STOCK

	No. of Shares to Withhold	No. of Shares to Withhold	No. of Shares to Withhold

PROPOSAL	CLASS A COMMON STOCK	CLASS B COMMON STOCK	PREFERRED STOCK

	No. of Shares to Withhold	No. of Shares to Withhold	No. of Shares to Withhold

PROPOSAL	CLASS A COMMON STOCK	CLASS B COMMON STOCK	PREFERRED STOCK

	No. of Shares to Withhold	No. of Shares to Withhold	No. of Shares to Withhold

PROPOSAL	CLASS A COMMON STOCK	CLASS B COMMON STOCK	PREFERRED STOCK

	No. of Shares to Withhold	No. of Shares to Withhold	No. of Shares to Withhold

GROUP B - Requires Majority Approval of Class A Common Stock

PROPOSAL 6.	To operate for tax purposes as a cooperative under Subchapter T of the Internal Revenue Code and distribute patronage rebates.

INSTRUCTION:	Check the appropriate box below to vote all of your shares of Class A Common Stock for Proposal 6:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

PROPOSAL 7.	To adopt Second Amended and Restated Bylaws.

INSTRUCTION:	Check the appropriate box below to vote all of your shares of Class A Common Stock for Proposal 7:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

MINIMUM STOCK OWNERSHIP PROPOSAL - Requires Majority Approval of Class A Common Stock

PROPOSAL 8.	To increase the minimum required stock ownership level from $10,000 to $20,000.

INSTRUCTION:	Check the appropriate box below to vote all of your shares of Class A Common Stock for Proposal 8:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

PROPOSAL TO ELECT DIRECTORS - Requires Majority Approval of Class A Common Stock

The undersigned hereby directs said proxies to vote:

[ ]	FOR the election (except as indicated below) as directors of Terrill Bartlett, Craig Blum, Leroy Welborn and Tina S. Kirbie for the respective terms set forth in the Proxy Statement.

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below:

This proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, it will be voted FOR the Recapitalization and the director nominees, and the proxies will vote in their discretion on such other matters as may come before the meeting.

Receipt of the Company’s Notice of Annual Meeting and Proxy Statement dated ____________ is acknowledged.

NAME OF SHAREHOLDER	PLEASE SIGN BELOW EXACTLY AS YOUR NAME APPEARS ON THE ATTACHED LABEL

By:
(Signature of Officer, Owner)

Title:
Dated:

Please return the proxy in the enclosed envelope, which requires no postage if mailed in the United States, by September __, 2006.

______ NUMBER OF PEOPLE WHO PLAN TO ATTEND THE MEETING AND HOSPITALITY
______ CANNOT ATTEND MEETING